UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ADIENT PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Adient plc

Proxy Statement and Notice of

2019 Annual General Meeting of Shareholders

Important Notice Regarding the Availability of Proxy

Materials for the Annual General Meeting of Shareholders

to be held on March 11, 2019

The Notice of Annual General Meeting, Proxy Statement and the 2018

Annual Report are available at https://materials.proxyvote.com/G0084W.

NOTICE OF THE 2019

ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ADIENT PLC:

What:	2019 Annual General Meeting of Shareholders

When:	1:00 p.m., local time, on Monday, March 11, 2019

Where:	Radisson Blu Hotel, Dublin Airport, Dublin, Ireland

Items of Business:	1. To elect, by separate resolutions, the following eight directors for a period of one year, expiring at the end of Adient’s Annual General Meeting of Shareholders in 2020:
	John M. Barth	Raymond L. Conner	Frederick A. Henderson
	Julie L. Bushman	Douglas G. Del Grosso	Barb J. Samardzich
	Peter H. Carlin	Richard Goodman

2.  To ratify, by non-binding advisory vote, the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2019 and to authorize, by binding vote, the Board of Directors, acting through the Audit Committee, to set the auditors’ remuneration;

3. To approve, on an advisory basis, our named executive officer compensation, as described in the accompanying Proxy Statement;

4. To receive and consider Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2018 and the reports of the directors and auditors thereon and to review the affairs of Adient; and

5. To transact such other business as may properly come before the Annual General Meeting or any adjournment thereof.

Proposals 1, 2 and 3 are ordinary resolutions, which require the approval of a simple majority of votes cast at the meeting, assuming a quorum is present. There is no requirement under Irish law that Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2018 or the directors’ and auditors’ reports thereon be approved by the shareholders, and no such approval will be sought at the Annual General Meeting. Adient’s Irish Statutory Accounts will be available at https://materials.proxyvote.com/G0084W on or about February 11, 2019.

Who Can Vote:	Shareholders of record at the close of business on January 11, 2019.

Voting:	YOUR VOTE IS VERY IMPORTANT. For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you requested or received a hard copy of the proxy materials, on your enclosed proxy card. Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder of Adient to attend, speak and vote on your behalf. Proxies may be appointed at the times and in the manner set out in our proxy card.

Annual General Meeting Admission:	If you wish to attend the Annual General Meeting in person, please refer to the section entitled “Annual General Meeting Attendance” in the accompanying Proxy Statement for further details.

Annual General Meeting Questions:

PLEASE NOTE: The Annual General Meeting is expected to last less than 30 minutes. If you have any questions about the Annual General Meeting, please contact Adient Shareholder Services by:

      •      e-mailing Shareholder.Services@adient.com; or

      •      calling 1-414-220-8901

By Order of the Board of Directors,

Cathleen A. Ebacher

Vice President, General Counsel and Secretary

January 25, 2019

Adient plc 25-28 North Wall Quay, IFSC Dublin 1, Ireland

January 25, 2019

Dear Shareholder:

The Adient plc 2019 Annual General Meeting of Shareholders will convene on Monday, March 11, 2019, at 1:00 p.m., local time, at Radisson Blu Hotel, Dublin Airport, Dublin, Ireland. Shareholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a copy of the Proxy Statement and Annual Report for fiscal year 2018 by mail. Please refer to the accompanying Proxy Statement, which details the business we will conduct at the Annual General Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We believe this process will expedite the receipt of proxy materials by our shareholders and will lower the costs and reduce the environmental impact of our Annual General Meeting. Accordingly, on or about January 25, 2019, we will mail to our shareholders either a Proxy Statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access the accompanying Proxy Statement, our Annual Report on Form 10-K for fiscal year 2018 and our Irish Statutory Accounts for fiscal year 2018 via the Internet, as well as how to vote online. The Notice of Internet Availability of Proxy Materials and the Proxy Statement will also contain instructions about how you can request a paper copy of the proxy materials. Shareholders should not regard the Annual Report on Form 10-K, which contains our audited financial statements, or our Irish Statutory Accounts as proxy solicitation materials. Even if you have elected not to receive printed proxy materials, you may access them electronically at https://materials.proxyvote.com/G0084W.

For information on how to attend the Annual General Meeting, please read the section entitled “Annual General Meeting Attendance” in the accompanying Proxy Statement.

To ensure that you have a say in the governance of Adient, the compensation of its executive officers and the other matters presented for vote at the 2019 Annual General Meeting of Shareholders, it is important that you vote your shares. Please review the proxy materials and follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote your shares. We hope you will exercise your rights as a shareholder and participate in the future of Adient.

Thank you for your continued support of Adient.

Sincerely,

ADIENT PLC

Frederick A. Henderson	Douglas G. Del Grosso
Chairman of the Board	President and Chief Executive Officer

PROXY STATEMENT	1
QUESTIONS AND ANSWERS	1
PROPOSAL ONE: ELECTION OF DIRECTORS	7
CORPORATE GOVERNANCE HIGHLIGHTS	11
CORPORATE GOVERNANCE	11
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	16
BOARD AND COMMITTEE INFORMATION	16
PROPOSAL TWO: RATIFICATION, BY NON-BINDING ADVISORY VOTE, OF THE APPOINTMENT OF ADIENT’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2019 AND AUTHORIZATION, BY BINDING VOTE, OF THE BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE AUDITORS’ REMUNERATION	19
AUDIT COMMITTEE REPORT	19
PROPOSAL THREE: APPROVAL, ON AN ADVISORY BASIS, OF ADIENT’S NAMED EXECUTIVE OFFICER COMPENSATION	22
COMPENSATION COMMITTEE REPORT	23
COMPENSATION DISCUSSION AND ANALYSIS	23
NON-EMPLOYEE DIRECTOR COMPENSATION	53
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	55
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	56
OTHER MATTERS AT THE ANNUAL GENERAL MEETING	57

PROXY STATEMENT

The Board of Directors (the “Board”) of Adient plc, an Irish public limited company (“Adient”), is soliciting proxies for our 2019 Annual General Meeting of Shareholders (“Annual General Meeting”). You are receiving, or have been given access to, this Proxy Statement because you own Adient ordinary shares that entitle you to vote at the Annual General Meeting. By use of a proxy you can vote, whether or not you attend the Annual General Meeting. The Proxy Statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy materials over the Internet instead of mailing printed copies of the proxy materials to each shareholder. As a result, on or about January 25, 2019, we will mail to our shareholders of record and beneficial owners as of the close of business on the Record Date (as defined below), either a Proxy Statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for fiscal year 2018 via the Internet, as well as how to vote online. Shareholders receiving a Notice of Internet Availability of Proxy Materials will not receive printed copies of the proxy materials unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or as provided in “Questions and Answers” below.

QUESTIONS AND ANSWERS

ANNUAL GENERAL MEETING PURPOSE

Q:	What is the purpose of the Annual General Meeting?

A:

At the Annual General Meeting, shareholders will act upon or consider the matters outlined in the Notice of the 2019 Annual General Meeting of Shareholders. These include (i) the election of directors, (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as Adient’s independent auditor for fiscal year 2019, (iii) the approval, on an advisory basis, of named executive officer compensation, as described in this Proxy Statement, and (iv) the receipt and consideration of Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2018 and the reports of the directors and auditors thereon and to review the affairs of Adient.

VOTING AND PROXY MATERIALS

Q:	Who can vote?

A:	If you held ordinary shares of Adient as of the close of business on January 11, 2019 (the “Record Date”), then you are entitled to one vote per share on each proposal at the Annual General Meeting.

Q:	What is the quorum requirement of the Annual General Meeting?

A:

A majority of the ordinary shares issued and outstanding as of the close of business on the Record Date constitutes a quorum for voting at the Annual General Meeting. On the Record Date, 93,532,349 ordinary shares were issued and outstanding and entitled to vote at the Annual General Meeting. If you vote (or if a plan trustee votes your shares for you) or attend the Annual General Meeting in person (even if you do not vote), then your shares will be part of the quorum. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals.

Q:	What are the voting recommendations of the Board and what are the voting standards?

A:

Voting Item	The Board’s Voting Recommendations	Voting Standard to Approve Proposal (assuming a quorum is present)	Treatment of Abstentions and Broker Non-Votes
1. Election of Directors	“FOR” each nominee	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Not counted as votes cast and therefore have no effect
2. Ratification of Adient’s Independent Auditor and Authorization of the Board, acting through the Audit Committee, to Set Auditors’ Remuneration	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction on this proposal
3. Advisory Approval of Named Executive Officer Compensation*	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Not counted as votes cast and therefore have no effect

* Because this shareholder vote is advisory, it will not be binding on the Board or Adient. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

There is no requirement under Irish law that Adient’s Irish Statutory Accounts for the fiscal year ended September 30, 2018 or the related directors’ and auditors’ reports thereon be approved by the shareholders, and no such approval will be sought at the Annual General Meeting.

Q:	How do I vote?

A:	There are four ways to vote:

•	by Internet at http://www.proxyvote.com;

•	by toll-free telephone at 1-800-690-6903;

•	by completing and mailing your proxy card if you received a copy by mail; or

•	by written ballot at the Annual General Meeting.

We encourage you to vote by Internet because it is the most cost-effective voting method. If you vote by Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.

Q:	When are brokers permitted to vote your shares?

A:

Under New York Stock Exchange (“NYSE”) rules, if you do not provide voting instructions to your broker, then your broker is only permitted to vote on your behalf on “routine” matters, such as Proposal Two, the ratification of our independent auditor and approval of the auditors’ remuneration. Under these NYSE rules, without your voting instructions your broker is not permitted to vote your shares on “non-routine” matters, such as director elections, executive compensation matters (including the advisory vote to approve named executive officer compensation) and corporate governance proposals.

Q:	What is the effect of not voting?

A:	It depends on how your share ownership is registered. If you:

•

Own shares in “street name” through a broker, bank or other nominee and you do not vote: For all proposals that shareholders will consider at the Annual General Meeting, other than Proposal Two, if you own shares in street name and do not direct your broker how to vote your shares on the proposals, the result is a broker non-vote. We believe that Proposal Two — ratification of our independent auditor and authorization of the Board, acting through the Audit Committee, to set the auditors’ remuneration — is a routine matter on which brokers can vote on behalf of their clients if clients do not furnish voting instructions. However, we believe the remaining proposals are non-routine matters and your broker cannot vote your shares for which you have not provided voting instructions. Broker non-votes will not impact Proposals One and Three.

•

Own shares that are directly registered in your name and you do not vote: In this case, your unvoted shares will not be represented at the Annual General Meeting and will not count toward the quorum requirement. Your unvoted shares will not impact any of the proposals.

•

Own shares through one of our retirement or employee savings and investment plans (such as a 401(k) plan) for which you do not direct the trustee to vote your shares: In this case, the trustee will vote the shares credited to your account on all of the proposals in the same proportion as the voting of shares for which the trustee receives direction from other participants. The trustee will vote the shares in this manner if the trustee does not receive your voting directions by March 6, 2019.

•

Sign and return a proxy card for your shares, but you do not indicate a voting direction: In this case, the shares you hold will be voted “for” each of the director nominees listed in Proposal One, “for” Proposals Two and Three and at the discretion of the persons named as proxies upon such other matters that may properly come before the Annual General Meeting or any adjournments thereof.

Q:	Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy any time before the Annual General Meeting by:

•	entering a new vote by Internet or phone;

•	returning a later-dated proxy card;

•	giving written notice of revocation to the at Adient plc, Attn: Vice President, General Counsel and Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170; or

•	completing a written ballot at the Annual General Meeting.

Street name holders who wish to change their proxy prior to the voting thereof should contact the broker, bank or other holder of record to determine whether, and if so how, such proxy can be revoked.

Q:	Who will count the votes?

A:

We have retained Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate the votes and act as Inspector of Election. Information about Broadridge is available at http://www.broadridge.com. Broadridge will use an automated system to tabulate the votes.

Q:	Why did I receive a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:

SEC rules allow us to make our proxy materials available to shareholders via the Internet. As a result, and as part of our sustainability efforts, we are mailing a Notice of Internet Availability of Proxy Materials, rather than a full paper set of the proxy materials, to many of our shareholders. This Notice includes instructions on how to access our proxy materials by the Internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials by mail or a printable copy electronically. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via e-mail regarding how to access these materials electronically. All other shareholders, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full paper set of the proxy materials by mail. This distribution process saves us the cost of printing and mailing documents and reduces the impact of the Annual General Meeting on the environment.

Q:	How can shareholders request paper copies of the proxy materials?

A:	Shareholders may request that paper copies of the proxy materials, including an annual report, Proxy Statement and proxy card, be sent to them without charge by:

•	visiting http://www.proxyvote.com;

•	e-mailing sendmaterial@proxyvote.com with your personal 16-digit control number in the subject line; or

•	calling 1-800-579-1639.

When making a request, please have your personal 16-digit control number available; that control number was included in the Notice of Internet Availability of Proxy Materials. To ensure timely delivery of the proxy materials before the Annual General Meeting, any request should be made no later than February 25, 2019.

Q:	How can I access the proxy materials over the Internet?

A:

In addition to being posted at https://materials.proxyvote.com/G0084W, you can access the Proxy Statement and the Annual Report to Shareholders in the “Investors Relations” section of our website at http://investors.adient.com/financial-information/sec-filings. We do not use software that identifies visitors accessing our proxy materials on our website.

Q:	How can I elect to receive proxy materials for future Annual General Meetings electronically?

A:

If you wish to contribute to our sustainability efforts by electing to receive proxy materials for future Annual General Meetings electronically, please visit http://www.proxyvote.com and follow the enrollment instructions. You will need the 16-digit control number printed in the box marked by the arrow located on the proxy card or as provided in the Notice of Internet Availability of Proxy Materials. Your election to access proxy materials electronically will remain in effect until you revoke it.

Q:	What does it mean if I get more than one request to vote?

A:

It means your shares are held in more than one account, such as two brokerage accounts, or you hold both registered and “street name” shares. You should vote the shares on all of your proxy cards or voting instructions provided to you in the Notice of Internet Availability of Proxy Materials using one of the four ways to vote. We encourage you to have all of your shares registered in the same name and address. Registered shareholders may do this by contacting our transfer agent, Equiniti Trust Company, toll-free at 1-866-927-3880, while shareholders who own their shares in “street name” (through a broker, bank or nominee) should contact their broker.

Q:	If more than one shareholder lives in my household and I receive a paper copy of this Proxy Statement, how can I obtain an extra copy of the Proxy Statement?

A:

If you own your shares in “street name” (through a broker, bank or nominee), your broker, bank or nominee may deliver a single set of proxy materials to any household at which two or more shareholders reside unless we have received prior instructions to the contrary. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Upon written or oral request, shareholders may revoke their consent to future householding mailings, or enroll in householding, by contacting their broker, bank or nominee. Alternatively, you may request a separate set of proxy materials for the Annual General Meeting by contacting our fulfillment center at 1-800-579-1639. The materials will be promptly delivered to you at no cost. You may also access the Proxy Statement and annual report online at https://materials.proxyvote.com/G0084W.

ANNUAL	GENERAL MEETING ATTENDANCE

Q:	Who can attend the Annual General Meeting?

A:

All shareholders as of the close of business on the Record Date can attend the Annual General Meeting. Seating at the Annual General Meeting, however, is limited. To accommodate as many shareholders as possible, we will not be able to allow non-shareholder guests to attend the Annual General Meeting.

Q:	What do I need to do to attend the Annual General Meeting?

A:	To be admitted into the Annual General Meeting, please follow these instructions:

•

if shares you own are registered in your name or if you own shares through one of our retirement or employee savings and investment plans, bring your proof of ownership of our ordinary shares and a form of identification; or

•	if a broker or other nominee holds your shares, bring proof of your ownership of our ordinary shares through such broker or nominee and a form of identification.

PROXY SOLICITATION COST

Q:	How much did this proxy solicitation cost?

A:

We will primarily solicit proxies by mail, and we will cover the expense of such solicitation. Georgeson LLC will help us solicit proxies from all brokers and nominees at a cost to us of $12,000 plus expenses. Our officers and employees may also solicit proxies for no additional compensation. We may reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

2019 SHAREHOLDER PROPOSALS

Q:	How do I recommend or nominate someone to be considered as a director for the 2020 Annual General Meeting of Shareholders?

A:

You may recommend any person as a candidate for director for the 2020 Annual General Meeting of Shareholders (the “2020 Annual General Meeting”) by writing to the Office of the Secretary at Adient plc, 49200 Halyard Drive, Plymouth, Michigan 48170. The Corporate Governance Committee reviews all submissions of recommendations from shareholders. The Corporate Governance Committee will determine whether the candidate is qualified to serve on our Board by evaluating the candidate using the criteria contained under the “Director Criteria and Qualifications” section of our Corporate Governance Guidelines, which is discussed in the “Corporate Governance — Director Nominee Selection and Evaluation” section of this Proxy Statement. If the Corporate Governance Committee believes that a recommended candidate is qualified to serve on our Board, then the Corporate Governance Committee may either recommend the candidate to the Board for nomination by the Board for election by the shareholders at the 2020 Annual General Meeting or recommend the candidate to the Board for appointment to fill a vacancy on the Board.

A shareholder who intends to nominate any person for director must comply with the requirements set forth in our Articles of Association and applicable law. Among other things, a shareholder must give us timely written notice of the intent to nominate. To be considered timely for the 2020 Annual General Meeting, the notice must be received between November 12, 2019 and December 12, 2019. The notice must include all of the information required by our Articles of Association and applicable law including, but not limited to, a shareholder’s intention to nominate a person as a director and the candidate’s name, biographical data, and qualifications, as well as the written consent of the person to be named in our Proxy Statement as a director nominee and to serve as a director. Under our Articles of Association, the nominee must also timely deliver to our Secretary a written questionnaire with respect to the background and qualification of such individual and a written representation and agreement (in the form provided by the Secretary), as well as submit to a formal background check. Our Articles of Association also provide proxy access rights that permit eligible shareholders to nominate candidates for election to the Board in our Proxy Statement. Eligible shareholders who wish to nominate a proxy access candidate must follow the procedures described in our Articles of Association.

Q:	How can I submit a Rule 14a-8 shareholder proposal to be included in Adient’s proxy materials for the 2020 Annual General Meeting?

A:

Pursuant to Rule 14a-8 (“Rule 14a-8”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we must receive shareholder proposals that are intended to be included in our proxy materials for the 2020 Annual General Meeting by September 27, 2019 to consider them for inclusion in our proxy materials for the 2020 Annual General Meeting. A shareholder submitting a proposal under Rule 14a-8 should send it to us addressed to Adient plc, Attn: Vice President, General Counsel and Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170. A Rule 14a-8 proposal must meet the applicable SEC rules and regulations governing such proposals.

Q:	What are the requirements for proposing business other than by a Rule 14a-8 shareholder proposal at the 2020 Annual General Meeting?

A:

A shareholder who intends to propose business at the 2020 Annual General Meeting (other than pursuant to Rule 14a-8) must comply with the requirements set forth in our Articles of Association. Adient’s Secretary must receive written notice of a shareholder’s intent to propose business to be brought before the 2020 Annual General Meeting (other than pursuant to Rule 14a-8) no sooner than November 12, 2019 and no later than December 12, 2019.

If we receive the notice after December 12, 2019, then we will consider the notice untimely and we will not be obligated to present the proposal at the 2020 Annual General Meeting. If the Board chooses to present a proposal that a shareholder submits (other than under Rule 14a-8) at the 2020 Annual General Meeting, then the persons named in the proxies that the Board requests for the 2020 Annual General Meeting may exercise discretionary voting power with respect to the proposal.

CORPORATE GOVERNANCE MATTERS

Q:	Where can I find Corporate Governance materials for Adient?

A:

We have provided the Audit Committee Charter, Compensation Committee Charter, Corporate Governance Committee Charter, Executive Committee Charter, Corporate Governance Guidelines, Ethics Policy, Regulation FD Policy, Insider Trading Policy and Related Party Transactions Policy on our website at http://investors.adient.com/corporate-governance/governance-documents. Our SEC filings (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 trading reports) are available at http://investors.adient.com/financial-information/sec-filings.

The Ethics Policy is applicable to the members of the Board and to all of our directors, officers and employees, including, but not limited to, the principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Any amendments to or waivers of the Ethics Policy that the Board approves will be disclosed on our website. However, we are not including the information contained on our website as part of, or incorporating it by reference into, this Proxy Statement.

You may receive a copy of our Corporate Governance materials free of charge by:

•	calling 1-414-220-8901;

•	e-mailing Shareholder.Services@adient.com;

•	visiting the website at http://www.adient.com; or

•	writing to Adient plc, Attn: Shareholder Services, 833 East Michigan Street, Suite 1100, Milwaukee,Wisconsin 53202.

Q:	What is the process for reporting possible violations of Adient’s policies?

A:

Possible violations of applicable laws and our policies, including our Ethics Policy, may be confidentially and anonymously reported by phone or through web reporting. Our toll-free domestic and international numbers, as well as our web reporting capability, can be found at http://adient.ethicspoint.com. Reports of possible violations of the Ethics Policy may also be made to Cathleen A. Ebacher, our Vice President, General Counsel and Secretary, at co-general.counsel@adient.com, or to the attention of Ms. Ebacher at 49200 Halyard Drive, Plymouth, Michigan 48170.

Reports of possible violations of the Ethics Policy by our executive officers or of our financial or accounting policies may be made to the Chair of the Audit Committee. Reports of such possible violations may be sent to the attention of the Chair of the Audit Committee at 49200 Halyard Drive, Plymouth, Michigan 48170.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Promptly returning your proxy card or voting by Internet or telephone will help to reduce the cost of this solicitation.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Articles of Association state the Board may be comprised of not less than two nor more than twelve members with the exact number determined by resolution of the Board. The current size of the Board is eight members.

At the Annual General Meeting, all directors will be elected to hold office for a term expiring at the end of the next Annual General Meeting or until their successors have been elected and qualified, or until the director’s earlier retirement. In order to be elected as a director, each nominee must be appointed by an ordinary resolution and each must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Under Adient’s Articles of Association, if a director nominee does not receive a majority of the votes cast, he or she will cease to hold office at the close of the Annual General Meeting.

For further information regarding the Board, please see the “Corporate Governance” section of this Proxy Statement. The following biographies summarize the experiences, qualifications, attributes, and skills that qualify our director nominees and continuing directors to serve as directors of Adient. The Board believes each of our directors possesses certain personal traits that are essential for a competent, well-functioning Board, such as candor, integrity, sound business judgment and vision, and collegiality.

DIRECTOR NOMINEES

There are eight nominees for election to the Board at this Annual General Meeting. Each of the eight nominees, if elected, will serve until the 2020 Annual General Meeting or until his or her successor has been duly elected and qualified. The Corporate Governance Committee has recommended, and the Board has selected, the following director nominees for election, all of whom are current directors of Adient.

John M. Barth	Director since 2016 Age 72

Retired Chairman and Chief Executive Officer of Johnson Controls, Inc. (a global diversified technology and industrial company). Mr. Barth served as interim Chairman of the Board of Adient from June 2018 to October 2018 and previously served as Adient’s Lead Director. Mr. Barth was Chairman and Chief Executive Officer of Johnson Controls from 2004 and 2002, respectively, until his retirement in 2007. Mr. Barth joined Johnson Controls in 1969 and held a number of leadership roles in the company prior to his appointment as Chief Executive Officer, including service as Chief Operating Officer and head of the automotive business.

Mr. Barth brings to the Board his extensive business and leadership experience and global customer knowledge and relationships in the automotive industry, which enables him to provide guidance to our management and contribute insights into Adient’s strategy and operations.

Julie L. Bushman	Director since 2016 Age 57

Executive Vice President, International Operations of 3M Company (a diversified technology company) since 2017. Ms. Bushman served as Senior Vice President, Business Transformation and Information Technology from 2013 to 2017, as Executive Vice President Safety & Graphics Business of 3M from 2012 to 2013, and as Executive Vice President Safety, Security and Protection Services Business of 3M from 2011 to 2012. Ms. Bushman previously served as Vice President and General Manager, Occupational Health and Environmental Safety Division of 3M, and as Division Vice President, Occupational Health and Environmental Safety Division of 3M. Ms. Bushman previously served as a director of Johnson Controls, Inc. until 2016.

Ms. Bushman brings to the Board manufacturing and technical expertise, management and information technology experience, and global business experience from her roles in the management of different 3M Company departments and divisions.

Peter H. Carlin	Director since 2018 Age 46

Managing Director at Blue Harbour Group, L.P. (an investment management firm) (“Blue Harbour Group”) since 2014. Prior to joining Blue Harbour Group, Mr. Carlin was a Managing Member of Estekene Capital from 2009 to 2013, a Deputy Portfolio Manager at Alson Capital and a Buyside Research Analyst at Sanford Bernstein & Co. Mr. Carlin began his career at Morgan Stanley in the Mergers & Acquisitions Group. Mr. Carlin also serves as a director and a member of the Audit Committee, Nominating & Governance Committee and Risk Oversight Committee of Investors Bancorp, Inc. Mr. Carlin was appointed as a director by the Board, effective June 4, 2018, following an increase in the size of our Board pursuant to an agreement Adient entered into with Blue Harbour Group, one of our largest shareholders, on May 18, 2018.

Mr. Carlin’s experience working with financial institutions through the capital markets brings valuable expertise to the Board. In addition, the Board considers Mr. Carlin’s financial and leadership skills, as well as his background and experience to be important assets to the Board.

Raymond L. Conner	Director since 2016 Age 63

Retired Vice Chairman, The Boeing Company (an aerospace, commercial jetliners, and military defense systems company). Mr. Conner served as Vice Chairman of The Boeing Company from 2013 to 2017 and as President and Chief Executive Officer of Boeing Commercial Airplanes from 2012 to 2016. Prior to those positions, Mr. Conner served as Executive Vice President of The Boeing Company, and led Sales, Marketing and Commercial Aviation Services for Boeing Commercial Airplanes. He previously served as vice president and general manager of Supply Chain Management and Operations for Boeing Commercial Airplanes, vice president of Sales for Commercial Airplanes for Boeing Commercial Airplanes and as vice president of Sales for the Americas for Boeing. Mr. Conner held other positions of increasing responsibility since joining The Boeing Company in 1977. Mr. Conner serves as a director and a member of the Safety Committee of Alaska Air Group, Inc. Mr. Conner previously served as a director of Johnson Controls, Inc. until 2016.

Mr. Conner brings to the Board his extensive manufacturing and technical expertise, global leadership experience, and insight into government affairs from his executive roles at Boeing.

Douglas G. Del Grosso	Director since 2018 Age 57

President and Chief Executive Officer of Adient since October 2018. Mr. Del Grosso was the President and Chief Executive Officer of Chassix Holdings, Inc. (a supplier of chassis, brake and powertrain components) from 2016 to 2018. He also served as President and Chief Executive Officer of Henniges Automotive, Inc. (a provider of sealing systems, anti-vibration components and encapsulated glass systems) from 2012 to 2015. Mr. Del Grosso previously served as Vice President and General Manager of TRW Automotive (a supplier of automotive systems, modules and components) and, prior to that, as President and COO of Lear Corporation (a manufacturer of automotive seating and electrical distribution systems). He previously served on the Board of Directors of Lincoln Educational Services Corporation from 2014 to 2015. Mr. Del Grosso was appointed as a director by the Board, effective October 1, 2018, in connection with his appointment as Adient’s President and Chief Executive Officer.

Mr. Del Grosso brings to the Board substantial automotive industry leadership and operational expertise, including significant experience in improving operating performance and efficiencies as well as restructuring experience from his various leadership roles in the automotive industry. Mr. Del Grosso also has deep relationships with customers in the automotive industry. Mr. Del Grosso has a broad strategic vision for Adient and can offer valuable leadership concerning Adient’s day-to-day operations and business affairs.

Richard Goodman	Director since 2016 Age 70

Retired senior finance executive, PepsiCo, Inc. (a global food and beverage company). Mr. Goodman previously served as Executive Vice President of Global Operations, PepsiCo from 2010 until his retirement in 2011 and as Chief Financial Officer of PepsiCo from 2006 to 2010. He previously served in a variety of senior financial positions at that company, including CFO of PepsiCo International, CFO of PepsiCo Beverages International, and General Auditor. Mr. Goodman joined PepsiCo in 1992, having previously worked with W.R. Grace in a variety of global senior financial roles. Mr. Goodman serves as a director and as the chair of the Audit Committee and member of the Compensation and Benefits Committee of The Western Union Company, as a director and member of the Audit and Conflicts Committees of Pattern Energy Group Inc., and as a director of Toys “R” Us (not publicly-traded). Mr. Goodman previously served as a director of Kindred Healthcare, Inc. until 2018 and of Johnson Controls, Inc. until 2016.

Mr. Goodman brings to the Board years of global financial management, risk management, and auditing expertise as well as valuable experience in mergers and acquisitions, investment, and corporate finance he possesses from his many years of service at large, international corporations. Mr. Goodman also brings to the Board his experience of serving as a director of other global public companies.

Frederick A. “Fritz” Henderson	Director since 2016 Age 60

Chairman of the Board of Adient since October 2018 and Principal of The Hawksbill Group (a provider of strategic advisory services) since May 2018. Mr. Henderson served as interim Chief Executive Officer of Adient from June 2018 to September 2018. Mr. Henderson also served as Chairman and Chief Executive Officer of SunCoke Energy, Inc. (a producer of coke, a principal raw material in the blast furnace steelmaking process) and of SunCoke Energy Partners GP LLC (the general partner of SunCoke Energy Partners L.P., the publicly-traded master limited partnership of which SunCoke Energy, Inc. is a sponsor, and a coke producer and coal handling and mixing service company) from 2011 to 2017 and 2013 to 2017, respectively. He served as a Senior Vice President of Sunoco, Inc. until SunCoke’s initial public offering. He previously served in a number of senior management capacities at General Motors, including President and Chief Executive Officer, President and Chief Operating Officer and Vice Chairman and Chief Financial Officer. Mr. Henderson serves as a director of and as chair of the Audit Committee of Marriott International, Inc. Mr. Henderson previously served as a director of Compuware Corp. and chair of its Audit Committee until 2014.

Mr. Henderson brings to the Board his extensive global senior management experience in the automotive and other manufacturing industries. In addition, he is an experienced senior-level executive, with general operations, manufacturing and marketing experience, as well as senior-level strategic planning, business development, financial expertise, managerial, management development and compensation and health, environment and safety experience.

Barb J. Samardzich	Director since 2016 Age 60

Retired Vice President and Chief Operating Officer, Ford of Europe GmbH (an automotive and mobility company). Ms. Samardzich served in this role from 2013 to 2016. She served as Vice President, Product Development, Ford of Europe GmbH from 2011 to 2013. She previously served as Vice President, Global Product Programs, Ford of Europe GmbH, and Vice President, Powertrain Engineering, Ford of Europe GmbH. She held several key leadership roles in Ford’s Product Development organization and served in a variety of positions in Ford’s Powertrain Engineering organization. Prior to joining Ford in 1990, Ms. Samardzich worked as a thermal design engineer in Westinghouse Electric’s nuclear fuels division. Ms. Samardzich is also a director of AB SKF (listed on the Stockholm Stock Exchange), BRP, Inc. (listed on the Toronto Stock Exchange) and Velodyne LiDAR (not publicly-traded). Ms. Samardzich previously served as a director of MTS Systems Corporation and on its Compensation Committee until 2017.

Ms. Samardzich brings to the Board her extensive experience and knowledge of global automotive company operations issues, including manufacturing, quality, product development, purchasing, sustainability, environmental and safety engineering. In addition, she is an experienced senior leader in the automotive industry.

RECOMMENDATION OF THE BOARD:

THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

CORPORATE GOVERNANCE HIGHLIGHTS

Adient believes good governance is a critical element to achieving long-term shareholder value. We are committed to governance policies and practices that serve the long-term interests of Adient and its shareholders. The following table summarizes certain highlights of our corporate governance practices and policies:

✓ Annual election of all directors

✓ Majority voting for directors

✓ 88% of Board is independent

✓ 25% of Board is diverse

✓ Board Chair and Chief Executive Officer roles separated

✓ Independent Board Chair

✓ Proxy access right granted to shareholders

✓ Audit, Compensation and Corporate Governance Committees composed entirely of independent directors

✓ Executive sessions of independent directors held at each regularly scheduled in-person Board meeting

✓ Annual Board, committee and director evaluations

✓ Share ownership guidelines for directors and executives

✓ Commitment to corporate social responsibility

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide a framework for the effective governance of Adient. These guidelines address matters such as the Board’s duties and responsibilities, director independence, Board structure and operation, director criteria and qualifications, Board succession planning, Board compensation, management evaluation and succession, Board orientation and training, and the ethical conduct of Adient’s directors, officers and employees. The Corporate Governance Committee regularly reviews developments in corporate governance and updates the Corporate Governance Guidelines and other governance materials as it deems necessary and appropriate.

Board Leadership Structure

Adient’s Corporate Governance Guidelines provide the Board with the flexibility to determine whether the Chair and Chief Executive Officer (“CEO”) roles should be separate or combined based upon Adient’s needs and the Board’s assessment of Adient’s leadership. The Board periodically evaluates whether the best interests of Adient’s shareholders are served if roles of the Chair and CEO are separate or combined.

In connection with the retirement of our former Chair and CEO in June 2018, the Board evaluated its leadership structure and separated the roles of Chair and CEO at that time. John M. Barth, who previously served as our independent Lead Director, served as our interim Chair from June until October 2018 when Frederick A. Henderson was appointed as our independent Chair. The Board believes that having an independent director serve as Chair is the appropriate leadership structure for Adient at this time because it allows our recently appointed CEO to focus on executing our strategic plan and managing our operations and performance, while allowing the Chair to focus on the effectiveness of the Board. The Board recognizes that no single leadership model is right for all companies at all times and, as noted above, may re-evaluate its leadership structure in the future.

Executive Sessions

The Board requires executive sessions of the independent directors at least twice annually. During these executive sessions, the independent Chair has the responsibility, among other things, to lead and facilitate the meeting and discussion of matters on the agenda. The Board held an executive session during each in-person Board meeting in fiscal year 2018 with Mr. Barth, the Lead Director at the time, chairing these sessions until June 2018, when the Board appointed Mr. Barth as interim Chair, as discussed above.

Board Oversight of Risk

Adient’s Board, as a whole or through its committees, oversees an enterprise-wide approach to risk management that is intended to achieve Adient’s long-term strategic and organizational objectives and enhance shareholder value. Management is responsible for the day-to-day management of the risks that Adient will face, while the Board, as a whole and through its committees, will have the responsibility for the oversight of risk management. In this risk oversight role, the Board is responsible for ensuring that the risk management framework, and any supporting processes implemented by management, are adequate and functioning as designed.

Although the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by engaging in discussions with management regarding areas of particular interest or significance. Each of the Board committees is responsible for oversight of risk management practices for categories of top risks relevant to committee functions, which are set forth below. The Board also considers the significant risks to Adient during its reviews of corporate strategy and business plans.

The following table summarizes the primary areas of risk oversight of the Board and its committees:

Board/Committee	Primary Areas of Risk Oversight
Full Board	The Board oversees matters that may present a material risk to Adient’s operations, plans, prospects or reputation, including the risks and exposures associated with significant capital expenditures, acquisitions and divestitures, management succession planning, major litigation and regulatory exposures, as well as the strategic, financial and execution risks and exposures associated with the annual operating plan.
Audit Committee	The Audit Committee Charter provides that the Audit Committee will review major risk exposures relating to financial reporting, tax, treasury, internal controls, information technology security, and legal and regulatory matters, and the steps Adient takes and will have taken to detect, monitor and actively manage such exposures. The Audit Committee will also conduct a review with Adient’s General Counsel of any material legal, compliance, and regulatory matters that could have a material impact on Adient’s financial statements or Adient’s business, including material notices to or inquiries received from governmental agencies.
Corporate Governance Committee	The Corporate Governance Committee reviews the risks and exposures relating to Adient’s corporate governance, director independence, conflicts of interest, ethics and compliance, and director candidate and succession planning programs and policies.
Compensation Committee	The Compensation Committee oversees the risks and exposures associated with leadership assessment, management succession planning, recruiting, retention and director and executive compensation programs and arrangements, including Adient’s incentive plans.

Management’s Role in Risk Oversight. Adient’s management supports the Board and its committees in Adient’s enterprise-wide approach to risk management. Adient has embedded an enterprise risk management, or ERM, program across its core business, which is aligned with initiatives that involve the Audit Committee, executive management and other personnel. The ERM framework has been designed to identify, assess, prioritize, and manage major risk exposures that could affect Adient’s ability to execute on its corporate strategy and fulfill its business objectives. The ERM program has been designed to enable the Audit Committee and management to collectively review the effectiveness of Adient’s risk management practices and capabilities and Adient’s risk exposure and risk tolerance and to elevate key risks to the Board.

Adient’s Vice President of Internal Audit is responsible for Adient’s internal audit function and supports Adient’s enterprise-wide risk management framework through risk assessment, monitoring, and reporting. The Vice President of Internal Audit reports directly to the Audit Committee, and the Audit Committee reviews and evaluates the Vice President of Internal Audit’s appointment, compensation, and performance. The Vice President of Internal Audit facilitates the Audit Committee’s review and approval of the internal audit plan and provides regular reporting on audit activities. In addition, through consultation with management, the Vice President of Internal Audit periodically assesses the major risks facing Adient and coordinates with the members of management responsible for such risks.

The executive responsible for managing a particular risk may also be required to report to the Audit Committee on how the risk is being managed and the progress towards any agreed-upon risk mitigation goals.

Board Independence

The Board annually determines the independence of each director and nominee for election as a director based on a review of the information provided by the directors and nominees as well as a survey by Adient’s legal and finance departments. The Board makes these determinations under the NYSE Listed Company Manual’s independence standards and Adient’s Corporate Governance Guidelines. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with Adient.

Following such evaluation, the Board affirmatively determined by resolution that the following directors are independent: John M. Barth, Julie L. Bushman, Peter H. Carlin, Raymond L. Conner, Richard Goodman, Frederick A. Henderson and Barb J. Samardzich.

When making the Board’s director independence determinations, the Board was aware of, and specifically considered, the business relationship listed below. The relationship listed below was entered into on standard pricing and terms as arose in the ordinary course of Adient’s business. The amount involved in the relationship did not exceed the greater of $1 million or 2% of either company’s consolidated gross revenues. As a result, it qualified under a categorical standard of independence that the Board previously approved; therefore, the relationship was not deemed to be a material relationship that impaired the director’s independence.

Director	Organization	Director’s Relationship to Organization	Type of Transaction, Relationship or Arrangement	Does the amount exceed the greater of $1 million or 2% of either company’s gross revenues?
Julie L. Bushman	3M Company and its subsidiaries and affiliates	Executive Officer (Executive Vice President)	Business Relationship (Routine)	No

Board Succession Plan

The Board succession plan is generally outlined in the Corporate Governance Committee Charter and Corporate Governance Guidelines to maintain effective shareholder representation. As part of the Board’s succession planning, the Board will regularly review the composition of the Board and assesses the balance of knowledge, experience, skills, expertise, tenure and diversity that is appropriate for the Board as a whole.

Board, Committee and Director Evaluations

Each year, the Board conducts an evaluation of itself, the Board committees, and, as discussed below, each director to determine their respective effectiveness. The Corporate Governance Committee determines annually the manner of these evaluations to ensure that the Board and its committees receive accurate and insightful information.

Attendance at Annual General Meetings

The Board expects all directors to attend the annual general meetings of shareholders. Directors may attend the meeting by any means permitted under applicable law. All directors serving at the time attended the 2018 Annual General Meeting.

Shareholder / Other Interested Party Communication with the Board

Adient encourages shareholders and other interested parties to communicate with its directors. Adient’s Corporate Governance Guidelines provide for general communications to the Board or any individual Board member to be sent to c/o Adient plc, Attn: Vice President, General Counsel and Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170. Adient’s Office of the Secretary will open and screen these communications for security purposes and for relevance in the directors’ capacities as directors.

Director Nominee Selection and Evaluation

The Corporate Governance Committee develops criteria and qualifications for directors and director candidates that the Board will review and approve annually. The Corporate Governance Committee has a process under which it identifies and evaluates all director candidates properly nominated as required by Adient’s Corporate Governance Guidelines. The Corporate Governance Committee will consider nominee recommendations from a variety of sources, including nominees recommended by shareholders. The Corporate Governance Committee might, from time to time, retain an executive search firm for a fee to help facilitate the identification, screening and interview process of director nominees. The Corporate Governance Committee expects that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the shareholders as a whole rather than special interest groups or constituencies.

The Corporate Governance Committee uses the following criteria and qualifications, among others, to evaluate any director candidate’s capabilities to serve as a member of the Board:

•  Board Attendance and Engagement

•  Independence

✓ Board

✓ Committees

•  Other Time Demands

✓ Employment

✓ Other Boards

✓ Other Matters

•  Conflicts

✓ Competitor

✓ Key Supplier

✓ Key Customer

•  Diversity

✓ Ethnic

✓ Gender

•  Industry Sector Experience / Expertise

✓ Automotive

✓ Industrial Manufacturing

✓ Technology / Engineering

✓ Asia / China

•  Functional Experience / Expertise

✓ Current / Recent CEO

✓ Operating Experience

✓ Mergers and Acquisitions

✓ Information Technology Strategy

✓ Cybersecurity

✓ International Exposure

✓ Engineering / Product Development

✓ Regulatory / Government / Legal

✓ Capital Markets

The Corporate Governance Committee also reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries and functional areas. The Corporate Governance Committee will consider the criteria and qualifications noted above in selecting nominees for directors, including members from diverse backgrounds and perspectives who combine a broad spectrum of experience and expertise.

The Corporate Governance Committee is also responsible for developing a process and form of evaluation for use in evaluating director nominees and conducting such an evaluation prior to any director’s nomination for reelection to serve on the Board, and plans to do so prior to future annual general meetings.

Ethics Policy

Adient has adopted an Ethics Policy that requires all its business activities to be conducted in compliance with laws, regulations, and ethical principles and values. All directors, officers, and employees of Adient are required to read, understand, and abide by the requirements of the Ethics Policy. Adient’s salaried employees receive training about the Ethics Policy and certify on an annual basis their compliance with the Ethics Policy. The Ethics Policy is accessible on Adient’s website at http://investors.adient.com/corporate-governance/governance-documents. Any waiver of the Ethics Policy for directors or executive officers may be made only by the Board. Adient will disclose any amendment to, or waiver from, a provision of the Ethics Policy for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on Adient’s website.

Corporate Social Responsibility

Adient believes that a commitment to positive environmental, social and governance-related business practices strengthens our company, increases our connection with our shareholders and helps us better serve our customers and the communities in which we operate. Our commitment to social responsibility extends to the environment, anti-corruption and trade compliance, responsible sourcing, human rights, labor practices, and worker health and safety. We also see in these commitments additional ways of creating value for our shareholders, our employees, our customers and other stakeholders. As part of our enterprise-wide approach to risk management, the Board and management monitor long-term risks that may be impacted by environmental, social and governmental events. Additional information about Adient’s corporate social responsibility efforts is available on our website at http://www.adient.com/suppliers/corporate-responsibility.

Among the ways in which Adient has demonstrated its commitment to environmental, social and governance matters are the following:

•

Adient is committed to providing products and services and managing its facilities in an environmentally responsible manner by identifying materials and manufacturing methods that minimize Adient’s environmental impact through air and water emissions, waste generation and energy consumption.

•

Adient has implemented the Adient Manufacturing System (“AMS”) to help ensure our operations are as environmentally-friendly as possible and that our manufacturing processes are efficient. Under the AMS, Adient’s goals are that:

✓	All Adient production facilities are ISO 14001 certified.
✓	All facilities within Canada, United States and Mexico pass an annual environmental compliance audit.
✓	All Adient manufacturing facilities maintain environmental compliance.
✓	Each Adient manufacturing facility establishes its own environmental targets for energy conservation, waste minimization, and regulated emissions.

•	Adient provides targeted anti-corruption employee training to employees identified as having job responsibilities with a higher corruption risk.

•	Adient maintains an Integrity Helpline whereby suspected violations of its Ethics Policy can be reported via phone or the web on a confidential and/or anonymous basis and are investigated.

•	Adient’s expectation is to achieve an incident-free work environment where every Adient employee and contractor is responsible to prevent unsafe acts and conditions.

•	Adient requires that its comprehensive safety policies and procedures are followed, and Adient’s employees and leaders regularly look for ways to improve workplace safety.

•	Adient is committed to respecting human rights and to responsible sourcing.

•	Adient’s supplier standards contain specific prohibitions against forced, indentured and involuntary labor, which includes slavery and human trafficking.

•

Adient is an equal opportunity employer and committed to maintaining workplaces free of unlawful discrimination and harassment and requires the management personnel at each facility to ensure implementation of equal opportunity and no harassment policies in accordance with national, state or provincial law.

•	Adient is committed to advancing diversity and inclusion in the workplace and has implemented measures to ensure accountability.

•	Adient promotes having a diverse talent pipeline by ensuring that workforce and succession planning include an emphasis on under-represented groups.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

The Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (1) the amount involved is more than $120,000, (2) Adient is a participant, and (3) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers, and their respective immediate family members. Pursuant to the policy, all related person transactions must be approved by the Audit Committee or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for pre-approval, ratified by the Audit Committee. In the event that a member of the Audit Committee has an interest in a related person transaction, the transaction must be approved or ratified by the disinterested members of the Audit Committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee considers the following factors:

•	whether the terms of the transaction are (1) fair to Adient and (2) at least as favorable to Adient as would apply if the transaction did not involve a related person;

•	whether there are demonstrable business reasons for Adient to enter into the transaction;

•	whether the transaction would impair the independence of an outside director under Adient’s director independence standards; and

•

whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.

BOARD AND COMMITTEE INFORMATION

Board Structure and Meetings

The Board is currently comprised of seven independent directors of eight in total. Mr. Henderson serves as our independent Chair of the Board.

In fiscal year 2018, the Board held a total of 14 meetings. Each director attended at least 75% of the aggregate total number of Board meetings and Board committee meetings of which he or she was a member and eligible to attend (for directors who served on the Board for less than a full year, this refers to the period in which such individual served as a director).

Committee Membership as of January 25, 2019

Committee
Director	Audit	Compensation	Corporate Governance	Executive
John M. Barth		Member
Julie L. Bushman	Member	Member
Peter H. Carlin	Member		Member
Raymond L. Conner		Member	Chair	Member
Douglas G. Del Grosso				Member
Richard Goodman	Chair		Member	Member
Frederick A. Henderson				Chair
Barb J. Samardzich	Member	Chair		Member

Committees of the Board of Directors

Our Board has the following standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance Committee and an Executive Committee. The Audit Committee, Compensation Committee, and Corporate Governance Committee are each composed entirely of independent directors.

Audit Committee. Each Audit Committee member is financially literate and independent in accordance with the rules and regulations of the NYSE and the SEC. Mr. Goodman is an “audit committee financial expert” as defined by the SEC. The primary responsibilities of the Audit Committee are to:

•

Review and discuss the audited consolidated financial statements with management and Adient’s independent registered public accounting firm for inclusion of the financial statements and related disclosures in Adient’s Annual Report on Form 10-K;

•	Review and discuss with management and Adient’s independent registered public accounting firm Adient’s quarterly consolidated financial statements and disclosures and earnings press releases;

•	Review and advise the Board with respect to the effectiveness of Adient’s system for monitoring compliance with laws and regulations;

•

Review with Adient’s General Counsel legal matters that may have a material impact on the consolidated financial statements and any material reports or inquiries received from regulators or governmental agencies regarding compliance;

•	Review the activities of Adient’s Internal Audit department, the significant findings from completed audits and the actions Adient’s management is taking in response to those audits;

•	Review major financial risk exposures and management’s plans to monitor and control such exposures;

•	Review of information technology strategies and plans; and

•	Review Adient’s significant capital appropriations matters.

The Audit Committee held eight meetings during our 2018 fiscal year.

Compensation Committee. The primary responsibilities of the Compensation Committee are to:

•	Evaluate and recommend the CEO to the Board;

•	Recommend to the Board the selection and retention of officers and key employees;

•	For fiscal year 2018, review and recommend to the Board the overall compensation program for directors, including committee member and chair retainers;

•	Review and approve compensation and compensation-related objectives for senior executives;

•	Administer and approve amendments to the executive compensation plans except for such amendments that require Board approval; and

•	Assess on an annual basis the independence of its compensation consultants, outside legal counsel, and other compensation advisers.

The Compensation Committee Charter adopted by the Board permits the committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. The Compensation Committee held six meetings during our 2018 fiscal year.

Corporate Governance Committee. The primary responsibilities of the Corporate Governance Committee are to:

•	Develop guidelines and criteria for the qualifications of directors and make related recommendations to the Board for approval;

•	Select, and recommend to the Board, qualified director candidates, including consideration of any candidates submitted by shareholders in accordance with Adient’s organizational documents;

•	Consider, and recommend to the Board, the size and composition of the Board;

•	Develop, and recommend to the Board, standards for director independence and financial expertise; and

•	For fiscal year 2019, review and recommend to the Board the overall compensation program for directors, including committee member and chair retainers.

In addition to recommending director candidates, the Corporate Governance Committee has established procedures for the oversight and evaluation of the Board, will review correspondence received from shareholders, and will review on an annual basis Adient’s Corporate Governance Guidelines to be adopted by the Board. The Corporate Governance Committee held five meetings during our 2018 fiscal year.

Executive Committee. The primary function of the Executive Committee is to exercise all of the powers of the Board when the Board is not in session, as the law permits and subject to certain limitations specified in the Executive Committee Charter. The Executive Committee did not meet during our 2018 fiscal year.

Compensation Committee Interlocks and Insider Participation

There are no interlocks among the Committee members and Adient.

PROPOSAL TWO:

RATIFICATION, BY NON-BINDING ADVISORY VOTE, OF THE APPOINTMENT OF ADIENT’S

INDEPENDENT AUDITOR FOR FISCAL YEAR 2019 AND AUTHORIZATION, BY BINDING VOTE,

OF THE BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE AUDITORS’

REMUNERATION

The Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019. We ask that you ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2019 and that you authorize the Board, acting through the Audit Committee, to set the auditors’ remuneration.

PricewaterhouseCoopers LLP has audited our financial statements for fiscal year 2018.

We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual General Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. If shareholders do not ratify the appointment, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent auditor for the following fiscal year. Even if shareholders ratify the selection, the Audit Committee, in its discretion, may select a new independent auditor at any time during the year if it believes that such a change would be in our best interest. Authorization of the Board of Directors, acting through the Audit Committee, to set the independent auditors’ remuneration requires the affirmative vote of a majority of votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual General Meeting:

RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent auditor of Adient plc is hereby ratified and that the Board of Directors, acting through the Audit Committee, is hereby authorized to set the auditors’ remuneration.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of Mr. Goodman (Chairman), Ms. Bushman, Mr. Carlin and Ms. Samardzich, all independent, non-employee directors, and operates pursuant to a written charter adopted by the Board. The charter is available on our website at http://investors.adient.com/corporate-governance/governance-documents.

The Board has the ultimate authority for effective corporate governance, including the role of oversight of the management of our company. The Audit Committee’s purpose is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal auditors. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. In addition, management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control.

The Audit Committee selects our independent registered public accounting firm for each fiscal year. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors the independence of PricewaterhouseCoopers LLP, which includes a review of the relationships between the independent registered public accounting firm and Adient. After reviewing the relationships and discussing them with management, the Audit Committee assesses PricewaterhouseCoopers LLP’s overall relationship with Adient, as well as their objectivity and independence. Based on its review, the Audit Committee is satisfied with the auditors’ independence.

The Audit Committee fulfills its duties and responsibilities as outlined in its charter, by specifically, among other actions:

•	reviewing and discussing with management and the independent auditor our consolidated financial statements and related periodic reports filed with the SEC;

•

reviewing with management, the independent auditor and the internal auditor, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting;

•	reviewing with the independent auditor, management and the internal auditor, as appropriate, the audit scope, and plans of both the independent auditor and internal auditor;

•	meeting in executive sessions with each of the independent auditor, management, and the internal auditor; and

•

discussing with the PricewaterhouseCoopers LLP those matters that are required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, Communication with Audit Committees; and

•

receiving the annual letter from PricewaterhouseCoopers LLP provided to use pursuant to PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, confirming their independence.

The Audit Committee has reviewed and discussed with our management and independent auditor our audited consolidated financial statements and related footnotes for the fiscal year ended September 30, 2018, and the independent auditor’s report on those financial statements. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP presented the matters required to be discussed with the Audit Committee by PCAOB Standards and SEC Regulations. This review included a discussion with management and the independent auditor about the quality (not merely the acceptability) of our accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in our financial statements, including the disclosures relating to critical accounting policies. PricewaterhouseCoopers LLP also has confirmed to the Committee in writing, as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, that, in its professional judgment, it is independent of Adient under all relevant professional and regulatory standards.

Relationship with Independent Auditors

The following table presents fees for professional services rendered to Adient by PricewaterhouseCoopers LLP for the years ended September 30, 2018 and September 30, 2017.

(amounts in 000’s)	Fiscal Year 2018	Fiscal Year 2017
Audit Fees[1]	$11,714	$11,110
Audit-Related Fees[2]	225	546
Tax Fees[3]	939	780
All Other Fees[4]	629	199
Total	$13,506	$12,635

1 In 2018 and 2017, PricewaterhouseCoopers LLP billed Adient for professional services rendered for the audit of Adient’s annual financial statements, the audits of Adient’s internal control over financial reporting, statutory and subsidiary audits, the review of documents filed with the SEC, and certain accounting consultations in connection with the audits.

2 Audit related fees include: accounting consultations in connection with new accounting standards and proposed acquisitions and divestitures.

3 Tax fees consist principally of professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax planning and advice including assistance with tax audits and appeals, and tax advice related to mergers and acquisitions.

4 All other fees primarily represent fees associated with advocacy services, training seminars related to accounting, finance and tax matters, and information technology consulting.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of and a budgeted amount for particular categories of non-audit services that are recurring in nature and, therefore, anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on registered public accounting firm independence and whether the provision of non-audit services by the independent registered public accounting firm is compatible with the firm’s independence.

The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance Adient’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee.

The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

Based on its review of the discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Richard Goodman, Chairman

Julie L. Bushman

Peter H. Carlin

Barb J. Samardzich

Members, Audit Committee

PROPOSAL THREE:

APPROVAL, ON AN ADVISORY BASIS, OF ADIENT’S

NAMED EXECUTIVE OFFICER COMPENSATION

SEC rules require us to seek your approval on an advisory basis of our named executive compensation program, as described in the Compensation Discussion and Analysis, related compensation tables and narrative discussion of this Proxy Statement. This vote is not intended to address any specific items of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and procedures described in this Proxy Statement. This vote is advisory and not binding on Adient, the Compensation Committee or the Board. However, as the vote is an expression of our shareholders’ views on a significant matter, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

As described in the Compensation Discussion and Analysis section, decisions regarding executive compensation are guided by our philosophy, which is built on the following principles:

•	Align the interests of executive officers with those of shareholders in a manner that does not encourage excessive risk-taking

•	Pay for performance and the achievement of strategic, financial and leadership objectives

•	Design awards to drive the achievement of strategic business objectives that increase shareholder value

•	Keep compensation competitive to attract, motivate and retain an executive team that continues to drive success

•	Reflect business conditions and compensation practices unique to the automotive industry to ensure our executive compensation practices are appropriately competitive

We encourage shareholders to read the Compensation Discussion and Analysis, which describes our fiscal year 2018 business results, compensation program decisions, shareholder outreach process and pay for performance alignment. We believe that the information we have provided in this Proxy Statement demonstrates that we designed our executive compensation program appropriately and that it is working to build long-term shareholder value, deliver sustained, strong business and financial results and attract, motivate and retain a highly qualified and effective executive team. We currently hold advisory votes on the compensation of our named executive officers on an annual basis and intend to hold the next such vote at the 2020 Annual General Meeting of Shareholders.

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual General Meeting:

RESOLVED, that the compensation paid to Adient’s named executive officers, as disclosed in the Proxy Statement for the 2019 Annual General Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion, is hereby approved on an advisory basis.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement relating to the 2019 Annual General Meeting of Shareholders.

Barb J. Samardzich, Chair

John M. Barth

Julie L. Bushman

Raymond L. Conner

Members, Compensation Committee

COMPENSATION DISCUSSION AND ANALYSIS

The overarching goal is to reward all employees, including named executive officers (“NEOs”), for delivering exceptional performance, building shareholder value and helping us achieve our corporate goals. The intent of our executive compensation program is to align with the following objectives and philosophy:

Objectives	Philosophy

✓ Reward shareholder value creation over the long-term

✓ Deliver sustained, strong business and financial results through a focus on debt reduction, earnings before interest and taxes (EBIT and EBITDA), cash flow and shareholder value and growth

✓ Attract, retain and motivate a highly qualified and effective executive team

✓ Align the interests of executive officers with those of shareholders in a manner that does not encourage excessive risk-taking

✓ Pay for performance and the achievement of strategic, financial and leadership objectives

✓ Design awards to drive the achievement of strategic business objectives that increase shareholder value

✓ Keep compensation competitive to attract, motivate and retain an executive team that continues to drive success

✓ Reflect business conditions and compensation practices unique to the automotive industry to ensure our executive compensation practices are appropriately competitive

Important Information to Know When Reading this Compensation Discussion & Analysis (“CD&A”)

This CD&A relates to the compensation of our NEOs. The following individuals were Adient’s NEOs for fiscal year 2018 (October 1, 2017 through September 30, 2018):

•   Frederick A. Henderson, Interim Chief Executive Officer

•   R. Bruce McDonald, Former Chairman and Chief Executive Officer

•   Jeffrey M. Stafeil, Executive Vice President and Chief Financial Officer

•   Neil E. Marchuk, Executive Vice President and Chief Human Resources Officer

•   Byron S. Foster, Executive Vice President

•   Eric S. Mitchell, Former Executive Vice President

•   Cathleen A. Ebacher, Vice President, General Counsel and Secretary

As previously disclosed, effective June 11, 2018, Mr. R. Bruce McDonald stepped down as CEO and Chairman and subsequently retired from Adient on September 30, 2018, and Mr. Frederick A. Henderson assumed the role of interim CEO. Mr. Henderson served as interim CEO until the end of fiscal year 2018, when he was succeeded by Douglas G. Del Grosso, who became President and CEO effective October 1, 2018. Because Mr. Del Grosso was appointed as President and CEO effective after the end of fiscal year 2018, in accordance with SEC regulations, he is not one of our NEOs for fiscal year 2018 whose compensation is required to be disclosed in this CD&A. However, because of the significance of Mr. Del Grosso’s position, we discuss the compensation arrangements we provided to him in connection with his appointment under the heading “CEO Transition” in the section below.

The retirement agreement that Adient entered into with Mr. McDonald was previously filed with and described in a Form 8-K filed on June 11, 2018. The terms of that retirement agreement are discussed below. Under the terms of the retirement agreement, Mr. McDonald remained an advisor to the CEO until his retirement on September 30, 2018. Certain of Mr. McDonald’s long-term equity incentive awards will continue to vest after the date of his retirement per the terms of our equity incentive plans and the retirement agreement.

Mr. Henderson served as a member of the Board of Directors during his tenure as interim CEO and continues to serve as a member of the Board of Directors. He assumed the role of Chairman effective October 1, 2018. He also served as the Chair of the Governance Committee for a portion of fiscal year 2018 until he assumed the interim CEO role. A description of the compensation arrangements agreed upon with Mr. Henderson for the interim CEO role can be found under the heading “CEO Transition” in the discussion below.

Mr. Eric S. Mitchell left Adient’s employment effective July 15, 2018.

Fiscal Year 2018 Executive Summary

Effective with the start of fiscal year 2018, the Committee made a number of changes to executive compensation to continue to drive a strong pay for performance orientation while reflecting Adient’s continued evolution since the separation from Johnson Controls International plc; these included:

•	Increased weight on performance share units (“PSUs”) to 60% from 50% of total target long-term incentive award value
•	Introduced earnings per share (“EPS”) and relative total shareholder return (“TSR”) metrics to PSUs
•	Added a “circuit breaker” to PSU program whereby any earned awards would be capped at 100% of target if the TSR is negative for that fiscal year
•	Increased share ownership requirements from 7x to 10x base salary for the CEO and 4x to 5x base salary for EVPs
•	Amended our Insider Trading Policy’s prohibition on pledging Adient securities to remove certain remaining limited pledging exceptions

Fiscal year 2018 was a challenging year for Adient. The Committee recognized that additional changes were required to our compensation program to drive focus and actions towards mitigation of the internal and external factors which have significantly impacted our financial results. These factors include:

•	Earnings and operating margins declined significantly as benefits related to increased revenue were more than offset by business performance issues in all segments
•

Macro factors, including increased commodity costs (escalating steel and chemical prices), combined with the impact of tariffs (associated with trade disputes) also placed downward pressure on earnings

•	The lower level of earnings had a direct impact on Adient’s cash generation and balance sheet

During the course of the year, Adient’s Board of Directors appointed a new President and CEO, Mr. Del Grosso, effective October 1, 2018, to lead Adient’s turnaround plan.

In line with our pay for performance philosophy and corresponding compensation plan design, Adient’s fiscal year 2018 results had a direct and immediate impact on compensation for our NEOs:

•	Annual incentive awards were zero
•	Fiscal year 2018 PSU performance achievement for the fiscal year 2018 awards was 25% of target
•	Overall value of vested and unvested shares decreased significantly in line with share price
•

Suspended the calendar year 2018 non-elective employer allocation to the Retirement Restoration Plan, which provides executives with additional contributions (over the retirement income contributions to the 401(k) Plan) up to 12% of pay

•	Discontinued the use of Adient’s corporate aircraft for personal travel effective in the 2nd quarter of fiscal 2018 and subsequently sold the aircraft

Fiscal Year 2019

The Board of Directors, working with Adient’s new senior leadership, refocused Adient’s strategy by narrowing product and market focus and placing a greater emphasis on actions designed to deliver enhanced profitability, cash generation, and debt reduction.

Based on this strategy and feedback solicited from shareholders we redesigned the executive compensation programs for fiscal year 2019 to:

•	Tie NEO incentives to improved profitability, cash flow, debt management and shareholder value creation
•	Increase the portion of long-term incentive awards that require meeting specific performance conditions to vest

Specific compensation design changes for fiscal year 2019 include:

Annual Incentive Plan

•	40% weight on achieving adjusted EBITDA target
•	40% weight on achieving free cash flow target
•	20% weight on achieving three strategic objectives intended to enhance Adient’s operations and profitability each with a pre-defined and measurable target

Total maximum award has been reduced from 200% of target historically used in Adient’s AIPP to 180% to ensure appropriate sharing of incremental performance results between shareholders and AIPP participants, with performance on strategic objectives capped at target.

Long-term Incentive Plan

•	Setting NEO long-term incentive PSU metrics exclusively on improved profitability, cash flow, debt management and shareholder value creation

•	Increasing the weight of PSUs to 70% of target value

•	Discontinue the use of annual measurement periods for PSUs and instead tie vesting to achievement of three-year goals, or goals set in the final year of the three-year period

•	Continue the use of relative TSR as a PSU metric, but as a modifier of financial metrics, to reinforce the importance of improved profitability, debt reduction and cash flow generation

Peer Group

•

Benchmarking compensation levels to a revised peer group (“Compensation Peer Group”) that places greater focus on automobile equipment manufacturers and eliminates companies that had significantly greater revenue than Adient

Our new Compensation Peer Group for fiscal year 2019 has a median revenue of $13B, down from a median of $15.3B in our Compensation Peer Group used to set compensation for fiscal year 2018.

Companies Added	Companies Removed
Delphi Technologies plc American Axle & Mfg. Holdings Inc. Dana Inc. Stanley Black & Decker Inc.	Honeywell International Inc. General Dynamics Corp. 3M Company Deere & Company Whirlpool Corp. Northrup Grumman Corp Illinois Tool Works Inc.

Benefits

•	Eliminating the leased vehicle benefit for newly hired executives in the United States effective October 1, 2018

•

Restricting investment options for all long-term incentive (“LTI”) deferral elections; once a deferred restricted share unit (“RSU”) or PSU award vests, those RSUs or PSUs will become Deferred Share Units and will remain linked to Adient shares until distribution

•	Limiting cash severance benefit for the CEO under a “non-change of control scenario” to 1.5x base salary

In addition, NEOs did not receive increases in salary, target bonus percentage or in target LTI for fiscal year 2019, leaving their entire compensation package unchanged. The Committee believes these changes continue the tradition of paying for performance while reflecting the urgency of the business transformation that is required as well as investor input into key metrics for Adient in 2019.

Fiscal Year 2018 Compensation Discussion

In determining our executive compensation programs and policies, the Committee considers shareholder interests, market best practice and market norms. We target compensation generally at market medians based on our Compensation Peer Group, while also considering that certain Adient leaders are responsible for the oversight and leadership of our joint ventures, which account for an additional $18.2 billion of non-consolidated revenue. We let performance against established goals dictate where actual compensation falls versus the market. At times, to reflect skills, experience and market conditions, total compensation for an individual may deviate from market median.

The following factors guided the Committee’s executive compensation decisions in fiscal year 2018:

•	Executive compensation program objectives and philosophy

•	Financial performance

•	Recommendations of the CEO for other NEOs

•	Evaluation of CEO performance relative to business objectives

•	Assessment of risk management, including avoidance of unnecessary or excessive risk-taking to ensure long-term shareholder value

•	Shareholder input including the prior year’s “say-on-pay” vote

•	Advice of independent compensation consultants

•	Market pay practices

•	Current and historical compensation

Aligning Pay and Performance

Pay for performance is key to our executive compensation philosophy. To ensure that we adhere to this principle, we consider the degree of alignment of total incentive compensation to business results, including the level of net debt/adjusted EBITDA, adjusted EBIT, ROS, EPS growth, TSR, and sales backlog growth.

In fiscal year 2018, we used a mix of short- and long-term incentives as well as cash and non-cash compensation to meet our executive compensation program’s objectives. Incentive compensation programs for executives are designed to link compensation performance with the full spectrum of business goals, some of which are short-term, while others take several years or more to achieve:

We consider shareholder feedback and input in the development of our executive compensation practices.

At the 2018 annual general meeting of shareholders, 88% of the shareholder votes cast supported the executive compensation program in an advisory “say-on-pay” vote.

	Short-Term (Cash) Annual lncentives	Long-Term (Equity) Restricted Stock Units	Long-Term (Equity) Performance Share Units
Objective	Short-term operational business priorities	Long-term shareholder value creation	Long-term shareholder value creation
Time Horizon	1 year	3-year vesting period	3-year vesting period
FY 2018 Metrics

Financial Metrics:

•  Net debt/adjusted EBITDA (weighted 40%)

•  Adjusted EBIT (weighted 40%)

•  ROS (weighted 20%)

Non-Financial / Other Metrics (as modifiers of Financial Metrics):

•  Diversity

•  Futuris EBITDA

•  Product Launch

•  Individual Performance

None

•  Sales backlog (weighted 50%)

•  EPS Growth (weighted 25%)

•  Relative TSR (weighted 25%)

•  Absolute TSR circuit breaker (if 1-year absolute TSR returns are negative, the maximum award is capped at 100% for that year in the 3-year performance period)

Determining Fiscal Year 2018 Compensation

Adient’s business is closely tied to the automotive industry which is highly cyclical and subject to volatile results. NEO pay mix and levels for fiscal year 2018 were aligned with market practice; however, given the nature of our industry, we will continue to evaluate appropriate positioning to market going forward to ensure we are able to engage, motivate and retain key talent, while balancing shareholder interests. The following highlights important compensation practices and decisions made for fiscal year 2018:

What We Do	What We Don’t Do

✓ Enforce Share Ownership Guidelines for NEOs	× Provide tax gross-ups, except in limited circumstances

✓ Formally assess risk within the executive compensation program	× Provide single-trigger change-of-control arrangements

✓ Maintain an Executive Incentive Compensation Recoupment Policy	× Re-price stock options

✓ Set incentive plan targets that consider both internal strategic plans as well as external context for performance expectations	× Pay current dividends on performance-based RSUs

✓ Annually review the link between executive pay and performance	× Provide excessive perquisites

✓ Maintain double-trigger change-of-control arrangements with no excise tax gross-ups	× Reward executives without a link to performance

✓ Ensure the independence of the Committee members and the advisors who report to them

✓ Implement a strong shareholder engagement process ✓ Prohibit pledging and hedging transactions with respect to Adient shares

Role of the Committee

The Committee is comprised of four independent directors who amend and approve the executive compensation program. Each year, the Committee determines the appropriate level of compensation for executives, including the NEOs. As an initial guideline, the Committee sets the total direct compensation opportunity (base salary, annual incentive target, and long-term incentive target) for each executive to approximately the 50th percentile of the Compensation Peer Group.

The Committee generally determines an executive’s compensation based upon a desire to link compensation to the objectives of our executive compensation programs. In addition, when determining the overall compensation of NEOs, including base salaries and annual and LTI amounts, the Committee considers, in a subjective manner, a number of factors it deems important, as outlined above.

The Committee makes the compensation decisions for the CEO and the other NEOs after careful review and analysis of appropriate performance information, market compensation data and shareholder input. While the CEO makes recommendations to the Committee regarding the compensation of the other NEOs, the Committee alone determines the compensation for the CEO.

Beyond determining specific compensation for NEOs, the Committee works with executive management to review and adjust compensation policies and practices to remain consistent with Adient’s values and philosophy, support the recruitment and retention of executive talent, and help Adient achieve its business objectives.

Our Approach to Rewarding Performance

Annual Incentive Plan

•  Reward achievement of short-term individual and corporate performance goals

Restricted Stock Units

•  Align executives’ long-term financial interests with those of our shareholders

•  Reinforce ownership in Adient

•  Support retention of executives

Performance Share Units

•  Align executives’ long-term financial interests with those of our shareholders

•  Link compensation to building long-term shareholder value and the achievement of key financial targets

•  Reinforce ownership in Adient

•  Support retention of executives

Role of the CEO

The CEO provides recommendations to the Committee on the total direct compensation for executives other than himself. The CEO does not make recommendations with respect to his own compensation.

The CEO’s recommendations for the other NEOs are based on his personal review of their performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Committee retains full discretion when determining compensation.

Role of the Compensation Peer Group

To gauge marketplace compensation levels and practices, the Committee approved for fiscal year 2018 a Compensation Peer Group consisting of a group of companies that:

•	Adient competes against for talent

•	Are in the same or a similar industry

•	Have broadly similar revenues that range from $3.1B to $40.5B, with a median of $15.3B

For fiscal year 2018, the following companies comprised our Compensation Peer Group:

Adient Compensation Peer Group for Fiscal Year 2018
3M Company Aptiv plc[1] Arconic Inc.[2] BorgWarner Inc. Cummins Inc. Deere & Company Eaton Corporation plc Emerson Electric Co.	General Dynamics Corporation Honeywell International Inc. Illinois Tool Works Inc. Ingersoll-Rand plc L-3 Communications Holdings Inc. Lear Corporation Northrop Grumman Corporation	PACCAR Inc. Parker-Hannifin Corporation Tenneco Inc. Textron Inc. The Goodyear Tire & Rubber Company Visteon Corporation Whirlpool Corp.

1 Delphi Automotive plc split into two companies (Aptiv plc and Delphi Technologies plc) in December 2017. The Committee evaluated both companies’ inclusion in our compensation peer group and chose Aptiv plc as an appropriate market peer.

2 Alcoa Inc. split into two companies (Alcoa Corp. and Arconic Inc.) in November 2016. The Committee evaluated both companies’ inclusion in our compensation peer group and chose Arconic Inc. as an appropriate market peer.

In establishing fiscal year 2018 total direct compensation levels (base pay, annual incentive targets and long-term incentive targets), the Committee reviewed market data from the Compensation Peer Group against the current compensation levels for executives.

Role of the Independent Compensation Consultant

To add rigor in the review process and to inform the Committee of market trends, the Committee engaged the services of Willis Towers Watson to analyze its executive compensation structure and plan designs. Willis Towers Watson also provided Compensation Peer Group and other market data, which the Committee referenced when determining compensation for NEOs. The Committee annually reviews the services Willis Towers Watson provides, the quality of those services, the fees associated with the services as well as the factors impacting independence that NYSE rules require.

The Committee has considered and assessed relevant factors that could give rise to a potential conflict of interest with respect to the work performed by Willis Towers Watson. Based on this review, the Committee did not identify any conflicts of interest and has determined that Willis Towers Watson is independent of Adient and its management.

2018 Shareholder Outreach

Adient is committed to the interests of our shareholders and the delivery of shareholder value through sustainable growth strategies. We believe that, as part of this commitment, it is important to maintain ongoing dialogue with shareholders to solicit and respond to feedback about the executive compensation program.

At the annual general meeting of shareholders held in March 2018, 88% of the shareholder votes cast supported our executive compensation program in an advisory “say-on-pay” vote. We considered the results of that vote in deciding to make the changes to our compensation programs described below.

Adient did not conduct shareholder calls specifically on compensation practices in fiscal year 2018. However, during regular shareholder calls in fiscal year 2018, we discussed and received comments on compensation practices. These comments plus the input received in fiscal year 2017 served as guidance for decisions in redesigning the fiscal year 2019 annual and long-term compensation plans.

Elements of our Total Rewards Program

The chart below highlights the key elements of our total rewards program for fiscal year 2018 and how each is linked to executive compensation program objectives:

Element	Link to Program Objectives	Type of Compensation	Key Features
Base Salary	The Committee considers base salaries paid by companies in the Compensation Peer Group.	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.
Annual Incentive	A cash-based award that encourages executives to focus on the business and financial objectives for each fiscal year. Target incentive opportunity is set as a percentage of base salary.	Cash	Payout is based on net debt/adjusted EBITDA (40% weight), adjusted EBIT (40% weight) and return on sales (20% weight) as well as non-financial and individual performance (+/-25% modifier to financial results).[1]
Long-Term Incentives • RSUs • PSUs	Ensures that executive pay is directly linked to the achievement of long-term objectives, builds shareholder value, and supports talent retention.	Long-Term Equity

RSUs have a three-year ratable vesting schedule that promotes retention, and the increase or decrease in their value mirrors what shareholders experience, further aligning executive interests with those of our shareholders.

PSUs align executive compensation with the creation of shareholder value. PSUs have a three-year cliff vesting cycle with the number of shares earned dependent on financial performance relative to pre-determined goals. Sales backlog (50% weight), EPS growth (25% weight), Relative TSR (25% weight), and Absolute TSR (circuit breaker – if negative, the maximum award is capped at 100% for that year) are the performance measures used for this LTI component.[1]

Health and Welfare and Retirement Benefits	A critical element of a total rewards program and thus, helps attract, maintain and retain executive talent.	Benefit	These benefits are broadly applicable to all executives; retirement benefits are provided through three plans: • 401(k) Plan • Retirement Restoration Plan • Executive Deferred Compensation Plan

Element	Link to Program Objectives	Type of Compensation	Key Features
Severance and Change of Control Agreements	Ensures executives remain focused on the business.	Benefit

These agreements protect Adient and the executives from risks by providing:

•   Economic stability

•   Payments and benefits in the event of a change of control

The agreements do not provide excise tax gross-ups in the event of a change of control, and equity awards are subject to double trigger vesting upon a change of control.

Perquisites	Helps keep our executive compensation program competitive.	Benefit

Perquisite cash allowance is limited to 5% of base salary, use of the corporate aircraft (discontinued as of the second quarter of fiscal year 2018), a leased car and an annual physical. Personal use of the Company plane was closely monitored by the Committee before this perquisite was eliminated.

[1]

For purposes of deductibility under Section 162(m) of the Internal Revenue Code (the “Code”), the full amount available under the AIPP was available for payout to the NEOs if Adient’s adjusted EBIT for fiscal year 2018 was $1.145 billion or higher.

Analysis of 2018 Compensation

Base Salary

Base pay recognizes each executive’s role, skills, performance, contribution, leadership and potential. It is the only portion of executive total direct compensation that is not “at risk,” and helps us attract and retain individuals who have the leadership and management skills to drive the growth and success of our business.

NEOs serving at the start of fiscal year 2018 received base salary increases to better align their pay with median compensation paid to executives with comparable responsibility and experience. In the case of Messrs. Foster and Mitchell, the increases were intended to recognize the increased scope of their roles.

NEO	FY 2018 (effective 10/1/17)	Year over Year % Increase
R. Bruce McDonald	$1,530,000	2.0%
Jeffrey M. Stafeil	$780,000	4.0%
Neil E. Marchuk	$655,000	4.8%
Byron S. Foster	$800,000	6.7%
Eric S. Mitchell	$750,000	7.1%
Cathleen A. Ebacher	$600,000	4.3%

Mr. Henderson received a monthly base salary of $80,000 as part of his interim CEO compensation arrangement effective June 11, 2018. A description of the compensation arrangements agreed upon with Mr. Henderson for the interim CEO role can be found under the heading “CEO Transition” below.

Annual Incentive Performance Program (AIPP)

Fiscal year 2018 AIPP measured executive performance in the following three areas:

•

Financial Metrics: net debt/adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted earnings before interest and taxes (adjusted EBIT), and return on sales (ROS) results. Overall performance for these metrics resulted in achievement of 0% of target

•

Non-Financial / Other Metrics (which modify the financial metric results): executive diversity, product launch and Futuris EBITDA (+/-5% each). Because achievement under the Financial Metrics was 0%, these modifiers have no effect

•

Individual Modifier: each NEO’s award would further have been adjusted up or down to a maximum of +/-10% to reflect their individual contributions in the fiscal year and their success in driving Adient’s culture and values. Since the performance against the Financial Metrics was 0%, these modifiers were not applied

The total of non-financial / other results and individual modifier may move an individual’s annual incentive award based on financial metric achievement, up or down a maximum of 25%.

Mr. Henderson was not eligible to participate in the AIPP as part of his interim CEO compensation arrangement, nor was Mr. McDonald under the terms of his retirement agreement.

Fiscal Year 2018 AIPP Performance

Following are the thresholds, targets and maximums set by the Committee for the fiscal year, as well as actual performance results for financial metrics:

Financial Performance Measures	Weight	FY 2018 Goals			FY 2018 Performance		FY2018 Actual Awards
		Threshold	Target	Maximum	Actual Achievement	Actual Award%
Net Debt / Adjusted EBITDA	40%	1.58x	1.43x	1.32x	2.27x	0%	0%
Adjusted EBIT	40%	$1,258B	$1,347B	$1,436B	$0.780B	0%
Return on Sales (ROS)	20%	7.5%	7.9%	8.3%	4.5%	0%

The table below summarizes the target award potential, actual payout as a percentage of target, and actual payout amounts for NEOs for fiscal year 2018.

NEO	Award Target (as a % of Base Salary)	Award Target ($)	Financial Metrics	FY 2018 Actual Payout Amount ($)
Frederick A. Henderson	NA	NA	0%	NA	(1)
R. Bruce McDonald	160%	$2,400,000	0%	NA	(2)
Jeffrey M. Stafeil	100%	$750,000	0%	$0
Neil E. Marchuk	100%	$625,000	0%	$0
Byron S. Foster	100%	$750,000	0%	$0
Eric S. Mitchell	100%	$700,000	0%	$0	(3)
Cathleen A. Ebacher	90%	$540,000	0%	$0

(1) Mr. Henderson was not eligible under the FY2018 AIPP as part of his interim CEO compensation agreement.

(2) Mr. McDonald was not eligible to receive any payout under the FY2018 AIPP as part of his retirement agreement.

(3) Mr. Mitchell was eligible for a pro-rated payout under the FY2018 AIPP as part of his severance agreement if any bonus were paid.

Long-Term Incentive Plan (LTI)

The Committee approved two forms of LTI awards in fiscal year 2018 and increased the portion of the awards tied to performance metrics by adjusting the split between RSUs and PSUs from 50% / 50% in fiscal year 2017 to 40% / 60% in fiscal year 2018:

•

RSUs vest one-third per year over three years and provide additional value to the holder when the stock price rises. By awarding RSUs, we can link LTIs directly to stock price. If the stock price decreases, so does the value of the executive’s compensation. RSUs can help to maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.

•

PSUs vest at the end of the three-year performance period (FY2018 — FY2020). In response to shareholder feedback, we introduced two additional metrics – TSR and EPS growth to the PSU grants. The final award payouts are based on achieving growth in sales backlog, EPS growth, and relative TSR objectives. If absolute TSR for the fiscal year is negative, the maximum payout is capped at 100% for that year. The Committee set the thresholds, targets and maximums for the fiscal years 2018-2020 LTI performance period based on Adient’s long-term strategic plan. This approach ensures that we provide competitive incentive compensation based on market competitive performance while continuing to focus on strategic long-term deliverables.

In total, we believe these grants provide a balanced focus on shareholder value creation and retention of key executives over the course of the vesting period. They are also reflective of market practice within our industry. The size of the grants is based on a combination of market practice and the relative importance of the objectives behind each of the grants. The PSU will be earned or forfeited based on performance achievement. Furthermore, all awards are impacted by changes in Adient share price.

The Committee approved the following grants for fiscal year 2018:

	FY 2018 Long-Term Incentive Grant*
	Number of PSUs	Target Value of PSUs	Number of RSUs	Value of RSUs	Total Target Value of Award
Frederick A. Henderson(1)	NA	NA	NA	NA	NA
R. Bruce McDonald	73,437	$6,239,942	48,958	$4,159,961	$10,399,903
Jeffrey M. Stafeil	17,653	$1,499,975	11,768	$999,927	$2,499,902
Neil E. Marchuk	10,591	$899,917	7,061	$599,973	$1,499,890
Byron S. Foster	16,947	$1,439,987	11,298	$959,991	$2,399,978
Eric S. Mitchell	16,241	$1,379,998	10,827	$919,970	$2,299,968
Cathleen A. Ebacher	7,767	$659,962	5,178	$439,975	$1,099,937

(1) Mr. Henderson was not eligible to participate in the annual LTI grant as part of his interim CEO compensation arrangement.

*Note: These grants are reflected in the Fiscal Year 2018 Grants of Plan-Based Awards Table.

The target value granted for PSUs shown in the table above is based on the actual grant date values approved by the Committee. The amounts shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table below reflect the Monte Carlo valuation on the relative TSR portion of the PSUs.

PSU award performance for fiscal year 2018 will make up one-third of the total payout for the fiscal year 2018 – 2020 performance cycle and one-third of the total payout for the fiscal year 2017-2019 performance cycle. The goals set for fiscal year 2017 and fiscal year 2018 were strategically important for the business and deemed at the time the grants were approved to be reasonably rigorous by the Committee. The rigor of our goals is demonstrated by the below target achievement (25% of target) of the fiscal year 2018 PSU grant against their fiscal year 2018 PSU goals.

Mr. Henderson was not eligible to participate in the annual LTI grant as part of his interim CEO compensation arrangement. Mr. Henderson received monthly share awards with a value of $150,000 issued on the last pay date of each month. Mr. Henderson’s monthly awards were pro-rated based on business days worked in June 2018 when he transitioned into the interim CEO role. These share awards were fully vested upon grant. The closing stock price the day before the last pay date of each month was used as the fair market value to calculate the number of shares of stock issued.

CEO Transition

As previously disclosed, Mr. McDonald stepped down as Chairman and CEO effective June 11, 2018 and continued employment in a non-executive officer role as a senior advisor to the CEO until Mr. McDonald’s retirement on September 30, 2018. In connection with his transition to senior advisor, Mr. McDonald entered into a retirement agreement, which set forth the terms of his advisory role. Under the retirement agreement, Mr. McDonald continued to be paid his then-current base salary and continued to be eligible to participate in the 401(k) Plan and welfare benefits plans. He also continued to participate in the perquisite allowance and car lease programs but was not eligible to receive a payment under the AIPP for the fiscal year ended September 30, 2018.

Upon his retirement, Mr. McDonald’s outstanding equity awards granted before 2017 received “retirement” vesting treatment as described below under the heading “Potential Payments upon Termination and Change of Control,” and his equity awards granted in 2017 were forfeited. Under the terms of Mr. McDonald’s retirement arrangement, some long-term equity incentive awards will continue to vest beyond his retirement date and PSU awards will be subject to the final performance achievement multiplier. He was not entitled to any cash severance or other severance benefits upon his retirement. Since Mr. McDonald had recently relocated to Michigan to assume the CEO role, he was paid $250,000 for relocation expenses in October 2018 to allow him to relocate. He remains subject to his existing restrictive covenants and was required to execute a release of claims to receive the benefits under the retirement agreement.

The Board appointed Mr. Henderson interim CEO effective June 11, 2018. On June 18, 2018, the Board approved compensation to be paid to Mr. Henderson for his service as interim CEO, which was documented in the form of a term sheet. During Mr. Henderson’s service as interim CEO, and as outlined in the term sheet, he received a monthly base salary of $80,000 and fully vested Adient ordinary shares in the amount of $150,000 per month. We pro-rated these amounts for the month of June 2018 based on the number of business days during which he served as interim CEO, and we determined the number of shares granted each month using the closing share price the day before the last pay date of each month. While he served as interim CEO, Mr. Henderson was eligible to participate in Adient’s health and welfare plans, 401(k) Plan and Retirement Restoration Plan. He was not eligible to participate in the AIPP, LTI, perquisite allowance or car lease programs, but he received payments to cover temporary housing. The amount of the payment to cover temporary housing is reflected below in the “All Other Compensation” column of the Summary Compensation Table.

In establishing the compensation to be paid to Mr. Henderson for his service as interim CEO, the Committee considered the financial challenges faced by Adient, the expected temporary nature of the position, market data provided by Willis Towers Watson concerning other interim CEO compensation arrangements and Mr. Henderson’s input. In light of the expected temporary nature of Mr. Henderson’s position, and at Mr. Henderson’s request, the Committee set his compensation at a level lower than the median of the market data. The Committee also determined that, due to the expected short-term duration of Mr. Henderson’s role as interim CEO, his total direct compensation should consist solely of a fixed base salary, fully vested share awards and temporary housing to promote stability and alignment of interests with shareholders.

Mr. Henderson ceased to serve as interim CEO at the end of fiscal year 2018 and was succeeded by Mr. Del Grosso, who became President and CEO effective on October 1, 2018. In connection with Mr. Del Grosso’s appointment, we provided to Mr. Del Grosso a written offer letter (the “Offer Letter”) that specified certain compensation terms beginning in fiscal year 2019: Under the Offer Letter, Mr. Del Grosso’s initial base salary is $1,150,000 per year, and he is eligible to participate in Adient’s performance-based cash incentive bonus program, with a target annual bonus equal to 150% of his base salary and an opportunity to earn up to 200% of base salary for performance above target, subject to the performance metrics determined annually by the Committee. Mr. Del Grosso is also eligible to receive annual long-term equity incentive awards with applicable performance goals to be determined by the Committee and as granted in accordance with normal equity grant practices, with a target grant date value of $7,300,000. He is also eligible for standard employee benefits as in effect from time to time on the same basis as generally made available to other senior management.

In addition, to compensate Mr. Del Grosso for equity awards and other dividend compensation that he had the opportunity to earn at his previous employer but that were forfeited in connection with his change in employment, he was granted a one-time equity award in the form of PSUs issued under the Adient plc 2016 Omnibus Incentive Plan with a grant date target value of $5,100,000 (reflecting a reduction of $1,900,000 from the original $7,000,000 value for additional compensation received from Mr. Del Grosso’s previous employer). The PSUs will be earned and become vested based on the difference in (1) the average closing price of ordinary shares over the ten trading days before and ten trading days after Mr. Del Grosso’s start date with us (the “Starting Price”) and (2) the average closing price of ordinary shares over the 10 trading days before and 10 trading days after the third anniversary of the grant date as follows:

Ending Price as a Percent of Starting Price	Multiplier Against Granted PSUs
Less than Starting Price	75%
Equal to Starting Price	90%
Over 100% up to 150%	100%
Over 150% up to 200%	135%
Over 200% up to 250%	175%
Over 250%	250%

For Mr. Del Grosso to earn the full target value of the PSUs, the average closing price of an ordinary share must be greater (as calculated by the formula discussed above) at the time of the third anniversary of the grant date than it was at the grant date. In addition, the PSUs will be forfeited by Mr. Del Grosso if he separates from service with us prior to the third anniversary of his start date unless due to death or disability.

Mr. Del Grosso also received a one-time cash bonus of $800,000 (reflecting a reduction of $500,000 from the original $1,300,000 bonus amount for additional compensation received from his previous employer) to compensate him for a forfeited 2018 bonus and forfeited dividends from his previous employer. This cash bonus is subject to repayment in full if Mr. Del Grosso’s employment ends for any reason other than termination by us without cause or due to death or disability prior to the second anniversary of his start date.

We entered into a standard Key Executive Severance and Change of Control Agreement (“Severance and Change of Control Agreement”) with Mr. Del Grosso, the terms of which are generally consistent with the terms of the agreements with our NEOs described below under the heading “Severance and Change of Control Agreements.” Under his Severance and Change of Control Agreement, Mr. Del Grosso’s severance upon a qualifying termination other than in connection with a change of control would be equal to one and one-half times his base salary, and he would receive a benefits replacement payment equal to 18 months’ benefits. His severance upon a qualifying termination during the two years following a change of control would be equal to three times the sum of his base salary and average bonus, and he would receive a benefits replacement payment equal to 36 months’ benefits.

Other Policies and Benefits

Share Ownership Guidelines

We require executive officers to hold a significant amount of Adient stock. The guidelines below tie NEO compensation to stock performance because the increase or decrease in stock price impacts their personal holdings.

NEO	Required Minimum Ownership
Non-interim CEO	10x base salary
Jeffrey M. Stafeil	5x base salary
Neil E. Marchuk	5x base salary
Byron S. Foster	5x base salary
Cathleen A. Ebacher	3x base salary

These ownership requirements are higher than general market practice, reflecting our culture and demonstrating a strong commitment to Adient. Each participant covered by the ownership requirement must reach their ownership within a five-year “grow in” period. Mr. Del Grosso has five years from his appointment as President and CEO to reach the level of required ownership indicated above.

Participants not meeting their required ownership level within the applicable “grow-in” period:

•	May not be granted additional long-term awards until the ownership requirements are met

•	With regard to share options or stock appreciation rights settled in shares, may only be permitted to exercise and hold the resulting after-tax shares; and/or

•

With regard to shares issued under an Adient RSU or PSU award, may only be permitted to hold their shares with a designated broker and not permitted to sell such shares until share ownership requirements are met

As interim CEO, Mr. Henderson was not subject to the executive share ownership requirements; however, he remained subject to the share ownership requirements as a member of the Board of Directors.

Anti-Hedging and Anti-Pledging Policy

Our Insider Trading Policy prohibits all employees, including NEOs, from engaging in hedging transactions relating to Adient securities or pledging Adient securities as collateral. As described above under “Other Key Decisions – Hedging and Pledging Policy,” in fiscal year 2018 we amended the Policy to remove the remaining limited potential for exceptions to the pledging prohibition.

Incentive Compensation Recoupment Policy

We have a “claw back” policy that applies to all performance incentives (including PSUs) awarded on or after October 31, 2016. This “claw back” policy serves to increase transparency and discourage executives from engaging in behavior that could potentially harm Adient or its shareholders.

Under the policy, the Committee requires all officers (within the meaning of Section 16 of the Exchange Act) elected by the Board to reimburse us for any overpayments or excess shares delivered under any performance incentives if:

•

The payment or delivery of shares was based on the applicable performance period’s financial results that were subsequently the subject of a material restatement, other than a restatement due to changes in accounting policy

•	The Committee believes the covered officer engaged in conduct that caused, or even partially caused, the need for the restatement

•	A lower payment would have been made, or fewer shares delivered, to the covered officer based upon the restated financial results

In addition, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct, then we will also seek to recover any compensation received by the CEO and CFO (consistent with Section 304 of the Sarbanes-Oxley Act of 2002).

When the SEC adopts final rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the recovery of incentive compensation, we intend to review and revise our policy to the extent required to comply with such rules.

Retirement Benefit Plans

The three retirement plans described below are broadly applicable to all executives. We regularly evaluate the effectiveness of our retirement program and consider changes as needed.

401(k) Plan

All U.S. employees are eligible for the 401(k) Plan, including executives. Participants can contribute up to 25% of their eligible compensation on a pre-tax basis; however, executives can contribute only up to 6% of their eligible compensation. The Adient match is $.75 on each dollar contributed up to 6% of the employee’s eligible compensation. A variable match may be available based on Adient performance whereby Adient may match up to 100% of each dollar contributed, up to 6% of the employee’s eligible compensation.

In addition, Adient makes a varied annual retirement contribution for eligible employees, including all executives. The contribution is between 1% and 7% of the participant’s eligible compensation and is based on the participant’s age and service. Both the matching contribution and the annual retirement income contribution are subject to vesting requirements.

Retirement Restoration Plan

Code sections 402(g) and 401(a)(17) limit the benefits companies can provide to employees under a 401(k) plan. Thus, Adient sponsors the Retirement Restoration Plan, which allows certain employees who are affected by these Code limits to obtain the full intended benefit from the 401(k) without regard to such limits.

Under the plan, executives are eligible to defer up to 6% of their eligible compensation to the Retirement Restoration Plan (without regard to the limits imposed on deferrals under the 401(k) Plan) and receive a matching contribution (at the same rate as provided under the 401(k) Plan) on those deferrals. In January 2017, the Committee amended the Retirement Restoration Plan’s retirement income allocation to support the retention of selected executives including the NEOs. Selected executives are eligible for an allocation under the Retirement Restoration Plan equal to the difference between (i) 12% of their base salary and bonus compensation paid during the year and (ii) the amount of retirement income contributions actually credited to their 401(k) Plan account for that year. The Retirement Restoration Plan’s retirement income allocation was suspended for calendar year 2018 only in light of company financial results.

All matching contributions and retirement income contributions made under the Retirement Restoration Plan are subject to the same vesting requirements as the 401(k) Plan, except that vesting is not accelerated as a result of an individual’s death while employed.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan assists executives, including NEOs, with personal financial planning by allowing participants to defer compensation and associated taxes until retirement or termination of employment. It also assists executives in the management of their executive stock ownership requirements. Investment options in the Executive Deferred Compensation Plan generally mirror investment options available in the 401(k) Plan, except that deferrals arising from PSUs granted on and after October 1, 2018 and deferrals arising from RSUs granted on or after October 1, 2019 will automatically be deemed invested in Adient shares and cannot be reallocated to other investment options.

Employment Agreements

We do not maintain employment agreements with our NEOs. However, we do maintain arrangements under which the NEOs (other than the interim CEO) may become entitled to receive severance benefits upon a qualifying termination of employment, as described below under “Severance and Change of Control Agreements.” In addition, as described above under “CEO Transition,” we documented Mr. Henderson’s compensation arrangements in a term sheet, and we generally provide offer letters to newly hired executive officers in connection with their recruitment. Substantially all of the compensation obligations under our offer letters to NEOs lapsed or were satisfied prior to fiscal year 2018, except for one cash payment to Mr. Marchuk in the amount of $400,000, which was made in December 2017.

Severance and Change of Control Agreements

Consistent with market practice, we implemented the following Severance and Change of Control agreements intended to retain the executives before and after a change of control and encourage the executives to maximize the value of any change of control transaction for shareholders in the long-term (references to the CEO in the table below represent the agreement with Mr. McDonald during his tenure as CEO and do not include Mr. Henderson as the interim CEO or Mr. Del Grosso, who did not become CEO until after the end of fiscal year 2018):

	Change of Control Termination	Non-Change of Control Termination
Triggering Events	During the two years after a change of control: • An involuntary termination other than for cause, disability or death • Resignation for good reason	• Involuntary termination other than for cause, disability or death • Resignation for good reason
Cash Severance	• 3x base salary and average bonus	• 1.5x base salary for the NEOs other than the CEO • 2x base salary for the CEO
Bonus	Full current year annual bonus based on actual performance	Pro-rata current year annual bonus based on actual performance
Release of Claims	Required	Required
Benefits Replacement	Cash payment equal to monthly employer contributions for welfare benefits and retirement plans plus monthly amounts under perquisite program and car lease multiplied by 36	Cash payment equal to monthly employer contributions for welfare benefits and retirement plans plus monthly amounts under perquisite program and car lease multiplied by 18 (24 for the CEO)
Equity Acceleration

•   The Severance and Change of Control Agreements provide that awards vest on a pro-rata basis, subject to achievement of any applicable performance goals or more favorable treatment in the applicable equity award agreement

•   Awards under the Adient plc 2016 Omnibus Incentive Plan would receive more favorable treatment in that the Plan provides for double-trigger vesting of awards that are assumed or replaced in a change of control, as described below under “Potential Payments and Benefits Upon Termination or a Change of Control”

•   Awards vest on a pro-rata basis (subject to achievement of any applicable performance goals or more favorable treatment in the applicable equity award agreement)

•   Some awards under the Adient plc 2016 Omnibus Incentive Plan would receive more favorable treatment on certain terminations of employment under the applicable equity award agreements, as described below under “Potential Payments and Benefits Upon Termination or a Change of Control”

Excise Tax Gross-up Payment	None	None
Restrictive Covenants	• Perpetual confidentiality covenant • Trade secrets protection, non-disparagement, non-competition and non-solicitation for 12-18 months	• Perpetual confidentiality covenant • Trade secrets protection, non-disparagement, non-competition and non-solicitation for 12-18 months

	Change of Control Termination	Non-Change of Control Termination
Definition of “Change of Control”

The agreements use the same definition as the Adient plc 2016 Omnibus Incentive Plan, which is the first to occur of the following:

•   The acquisition by a person of 35% or more beneficial ownership of Adient’s then-outstanding ordinary shares or then-outstanding voting securities (excluding acquisitions from or by Adient or by any of Adient’s employee benefit plans)

•   A majority change in the Adient board of directors that is not approved by at least a majority of Adient’s incumbent board of directors (or their board-approved successors)

•   Consummation of a reorganization, merger, statutory share exchange, or consolidation or similar corporate transaction involving Adient or any of its subsidiaries, a sale or other disposition of all or substantially all of Adient’s assets, or the acquisition of assets or shares of another entity by Adient or any of its subsidiaries, in each case, unless, following such event, (1) all or substantially all of the individuals and entities that were the beneficial owners of Adient’s then-outstanding ordinary shares or then-outstanding voting securities beneficially own, directly or indirectly, more than 50% of the then-outstanding common or ordinary shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such event in substantially the same proportions as their ownership immediately prior to such event of the outstanding Adient ordinary shares and the outstanding Adient voting securities, as the case may be, (2) no person (excluding specified persons) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding common or ordinary shares of the corporation resulting from such event or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such

Not applicable

	Change of Control Termination	Non-Change of Control Termination

ownership existed prior to the event, and (3) at least a majority of the members of the board of directors of the corporation resulting from such event were members of Adient’s incumbent board of directors at the time of the execution of the initial agreement or of the action of the Adient board of directors providing for such event

•   Approval by Adient’s shareholders of a complete liquidation or dissolution of Adient

Definition of “Cause”

•   Substantial failure (other than due to disability) or refusal to perform essential duties and responsibilities

•   Material violation of any fiduciary duty

•   Conviction of, or entry of a plea of no contest with respect to, certain crimes

•   Dishonesty or theft

•   Material violation of material rules or material policies

•   Other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact Adient, its affiliates or its or their employees

• Same definition as on a Change of Control Termination
Definition of “Good Reason”

•   Certain changes in the principal location of employment

•   Material reduction to total cash compensation target or equity award value target from the levels in effect immediately prior to the change of control

•   Application of performance goals to incentive compensation awards for which the probability of attainment is materially more difficult than the probability of attainment applicable to the goals under the incentive plans as in effect immediately prior to the change of control

•   A change in the position to which the executive officer reports (does not apply to the CEO)

•   Assignment of duties inconsistent in any material respect with authority, duties or responsibilities as in effect immediately prior to the change of control that

•   Certain changes in the principal location of employment

•   Material reduction to total cash compensation target or equity award value target (other than as part of a widespread reduction in compensation applied consistently to other peer executives)

•   A change in the position to which the executive officer reports (does not apply to the CEO)

Change of Control Termination	Non-Change of Control Termination

represents a diminution of such duties, or any other action which results in a material diminution in such authority, duties or responsibilities

•   Material diminution of the duties or responsibilities such that the position held is no longer commensurate with that of the position held when the agreement was entered into

Perquisite Program

We have a Flexible Perquisites Program that limits the perquisite cash allowance to 5% of base salary. Adient does not reimburse for other expenses such as financial planning, security, club dues, etc. In addition to the cash allowance, other perquisites include:

•

Corporate aircraft: this benefit provided the CEO with unlimited access to the aircraft as well as an ability to authorize use for other executives; in all cases, the executive was responsible for taxes. This perquisite was discontinued effective as of the second quarter of fiscal year 2018

•	Car program: this benefit allows NEOs to lease a vehicle. This perquisite has been discontinued for new NEOs effective as of the fourth quarter of fiscal year 2018

•	Annual physical: each NEO can be reimbursed for obtaining a comprehensive physical examination by a physician of his or her choice

Compensation and Risk Assessment

The Committee has assessed the risks associated with our compensation programs, policies and practices and, based on its assessment, does not believe that such compensation programs, policies and practices create risks that are reasonably likely to have a material adverse effect on Adient.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of the median Adient employee to the annual total compensation of the CEO.

As permitted by SEC regulations in cases where there has been more than one CEO during the year, for the annual total compensation of our CEO, we elected to add the compensation of both individuals who served in the CEO and interim CEO role during fiscal year 2018.

For fiscal year 2018:

The Total Compensation of our CEOs	$14,738,869
The Annual Total Compensation of our Median Employee	$18,861
The Ratio of the CEO’s to the Median Employee’s Annual Total Compensation	782:1

We believe the pay ratio reported above, which is based on the methodologies and assumptions described below, is a reasonable estimate calculated in a manner consistent with SEC rules. SEC rules identifying the median employee and determining the pay ratio permit companies to employ a wide-range of methodologies, estimates and assumptions. As a result, the pay ratio reported by other companies, which may have utilized other permitted methodologies or assumptions, and which may have a significantly different workforce structure from ours, are likely not comparable to our CEO pay ratio.

With respect to the identification of the median compensation of all employees (excluding the CEOs), the methodology and the material assumptions, adjustments, and estimates that we used to identify the median and determine total compensation (or any elements of total compensation) were as follows:

•	For fiscal year 2018, we determined on July 1, 2018 that Adient’s total global employee population consisted of 85,023 full-time, part-time and temporary employees in the U.S. and 34 other countries.

•

As permitted by SEC rules, under the 5% “de minimis exception” we excluded 4,204 non-U.S. employees, representing 4.95% of Adient’s total workforce. Employees from the following countries were excluded: Lesotho (55), Turkey (577), Russia (187), Macedonia (3,355), and Morocco (30). After excluding the employees in these countries pursuant to the de minimis exception, the employee population as of July 1, 2018, consisted of 80,819 employees, including 12,030 employees in the U.S. (14.15%) and 68,789 employees outside the U.S. (80.59%).

•

The consistently applied compensation measure (“CACM”) we used to determine the median employee was base salaries and wages collected from payrolls in all countries from the dates of July 1, 2017 to July 1, 2018. We evaluated multiple approaches for the CACM and we concluded base salary and wages were the most consistent pay elements across all 35 countries’ payrolls.

•	We annualized the compensation of permanent employees who did not work the full fiscal year (e.g., new hires and employees on leave).

•	We did not apply cost-of-living adjustments to non-U.S. countries in identifying the median employee.

•

After identifying the median employee, we calculated the median employee’s annual total compensation for fiscal year 2018 in accordance with the SEC’s requirements governing preparation of the Summary Compensation Table. We calculated the annual total compensation of the CEO by adding together the total compensation for each individual who served in the CEO role during fiscal year 2018 as shown in the Summary Compensation Table.

Tax and Accounting Rules and Regulations

When determining total direct compensation packages for fiscal year 2018, Adient considered all factors that may impact financial performance, including tax and accounting rules and regulations under Section 162(m) of the Code. For fiscal year 2018, Section 162(m) of the Code limits Adient from deducting compensation in excess of $1 million paid to the CEO or to the other three highest-paid executive officers (other than the chief financial officer). However, compensation that we are otherwise able to deduct in fiscal year 2018 that qualifies as performance-based compensation under Section 162(m) will be fully deductible.

Adient’s compensation philosophy for fiscal year 2018 emphasized performance-based compensation for executive officers, thus lessening the consequences of the Section 162(m) limitation described above.

As a result of changes made by the Tax Cuts and Jobs Act, starting with compensation paid in fiscal year 2019 (the year starting October 1, 2018 and ending September 30, 2019), Section 162(m) will limit Adient from deducting compensation, including performance-based compensation, in excess of $1 million paid to anyone who, starting with fiscal year 2018, serves as the chief executive officer or chief financial officer, or who is among the three most highly compensated executive officers for any fiscal year. The only exception to this rule is for compensation that is paid pursuant to a binding contract in effect on November 2, 2017, that would otherwise have been deductible under the prior Section 162(m) rules.

Going forward, the Committee will retain full discretion to award compensation packages that best attract, retain, and reward successful executive officers. Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.

EXECUTIVE COMPENSATION TABLES

The following table sets forth information regarding the compensation of the named executive officers of Adient in fiscal year 2018: Frederick A. Henderson, Interim Chief Executive Officer; R. Bruce McDonald, Former Chairman and Chief Executive Officer; Jeffrey M. Stafeil, Executive Vice President and Chief Financial Officer; Neil E. Marchuk, Executive Vice President and Chief Human Resources Officer; Byron S. Foster, Executive Vice President; Eric S. Mitchell, Executive Vice President; and Cathleen A. Ebacher, Vice President, General Counsel and Secretary. The columns titled “Salary”, “Bonus”, “Stock Awards” and “Non-Equity Incentive Plan Compensation” include amounts that may be deferred.

Summary Compensation Table for Fiscal Year 2018

Name and Principal Position(1) (a)	Year (b)	Salary (c)	Bonus(2) (d)	Stock Awards(3) (e)	Option Awards(3) (f)	Non-Equity Incentive Plan Compensation(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) (h)	All Other Compensation(6) (i)	Total (j)
Frederick A. Henderson, Interim CEO		$293,333	–	$557,143	–	–	–	$20,000	$870,476
R. Bruce McDonald, Former Chairman and CEO	2018	$1,530,000	–	$10,620,765	–	–	–	$1,717,628	$13,868,393
	2017	$1,500,000	–	$17,046,774	–	$4,774,800	–	$942,179	$24,263,753
	2016	$1,030,000	–	$10,550,957	$1,375,368	$2,966,402	$295,618	$4,970,477	$21,188,822
Jeffrey M. Stafeil, Exec VP & CFO	2018	$780,000	–	$2,552,994	–	–	–	$421,581	$3,754,575
	2017	$750,000	–	$3,199,977	–	$1,427,250	–	$225,685	$5,602,912
	2016	$725,000	–	–	–	$725,001	–	$13,443	$1,463,444
Neil E. Marchuk, Exec VP & CHRO	2018	$655,000	$400,000	$1,531,743	–	–	–	$348,010	$2,934,753
	2017	$625,000	$400,000	$4,400,013	–	$1,189,377	–	$242,188	$6,856,578
	2016	$600,000	$1,500,000	$1,399,973	–	$855,000	–	$22,500	$4,377,473
Byron S. Foster, Exec VP	2018	$800,000	–	$2,450,946	–	–	–	$427,230	$3,678,176
	2017	$750,000	–	$3,700,002	–	$2,102,250	–	$227,820	$6,780,072
	2016	$540,004	–	$569,566	$250,063	$1,117,816	$88,665	$773,448	$3,339,562
Eric S. Mitchell, Exec VP	2018	$750,000	–	$2,348,813	–	–	–	$1,722,641	$4,821,454
	2017	$700,000	–	$2,999,997	–	$1,831,552	–	$204,547	$5,736,096
	2016	$479,999	–	$447,547	$247,590	$1,047,402	$50,515	$528,717	$2,801,770
Cathleen A. Ebacher, VP, GC & Secretary	2018	$600,000	–	$1,123,296	–	–	–	$327,905	$2,051,201
	2017	$575,000	–	$2,399,949	–	$1,183,277	–	$148,569	$4,306,795
	2016	$400,000	–	$57,337	–	$638,702	–	$13,916	$1,109,955

(1) Name and Principal Position: Mr. Henderson assumed the interim CEO position during fiscal year 2018, beginning on June 11, 2018 and ending on September 30, 2018. Mr. McDonald continued as an employee of Adient through September 30, 2018 after stepping down from the role of Chairman and CEO. Mr. Mitchell’s employment with Adient terminated July 15, 2018.

(2) Bonus: For Mr. Marchuk, the amounts in column (d) reflect one-time cash payments paid in December 2015, December 2016 and December 2017, respectively, per his offer letter.

(3) Stock/Unit Awards: The amounts in column (e) for fiscal year 2018 reflect the fair value of equity awards granted during the fiscal year, which consisted of restricted share units (RSUs) and performance share units (PSUs) and, in the case of Mr. Henderson, fully vested Adient ordinary shares in the amount of $150,000 per month in accordance with the term sheet we entered into with him in connection with his service as interim CEO. These amounts represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718, excluding the effect of estimated forfeitures. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of an ordinary share on the date of grant. In the case of PSUs, the amounts are based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding forfeitures. Footnote 11 to the audited financial statements for the fiscal year ended September 30, 2018 which appear in Adient’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on November 29, 2018 includes assumptions that were used in the calculation of the equity award values.

(4) Non-Equity Incentive Plan Compensation: The amounts reported in column (g) reflect annual cash incentive compensation, if any, earned in the fiscal year (which was based on Company and individual performance in the fiscal year indicated and paid in the first quarter of following fiscal year). Annual incentive compensation is discussed in further detail above under the heading ‘Annual Incentive Performance Program.’

(5) Change In Pension Value: Adient does not offer a defined benefit pension. No NEO received preferential or above market earnings on nonqualified deferred compensation.

(6) All Other Compensation: The fiscal year 2018 amounts reported in column (i) for each named executive officer represent consist of the following:

Name	Relocation Expense (a) ($)	Relocation Gross up (a) ($)	Personal Use of Company Aircraft (b) ($)	Company Leased Car Program (c) ($)	Perquisite Allowance (d) ($)	Employer Retirement Restoration Contributions (e) ($)	Miscellaneous (f) ($)	Total Other Compensation ($)
Frederick A. Henderson, Interim CEO	14,140	5,860	–	–	–	–	–	20,000
R. Bruce McDonald, Former Chairman and CEO	194,629	43,257	33,579	23,363	76,500	1,075,535	270,765	1,717,628
Jeffrey M. Stafeil, Exec VP & CFO	–	–	–	17,064	39,000	365,517	–	421,581
Neil E. Marchuk, Exec VP & CHRO	–	–	1,809	17,946	32,750	294,955	550	348,010
Byron S. Foster, Exec VP	–	–	4,434	7,003	40,000	358,023	17,770	427,230
Eric S. Mitchell, Exec VP	–	–	–	16,665	29,688	321,256	1,355,032	1,722,641
Cathleen A. Ebacher, VP, GC & Secretary	30,244	2,590	10,797	16,893	30,000	237,381	–	327,905

(a) Relocation Expense: We provided relocation benefits to Mr. McDonald in fiscal year 2018, to assist with his relocation to Adient’s Michigan headquarters upon the spin off from Johnson Controls. The amounts shown represent the costs of these expenses and tax gross-ups on some payments which followed company policy. The company provided payments to cover temporary housing and tax gross-ups for these payments for Mr. Henderson while he was in the interim CEO role.

(b) Personal Use of Company Aircraft: As the CEO of Adient, Mr. McDonald was authorized to use Adient-owned or -leased aircraft for personal travel during fiscal year 2018. Other executive officers were permitted to use Adient-owned or -leased aircraft if expressly approved by the CEO. The Summary Compensation Table reflects the aggregate incremental pre-tax cost to us for personal use of aircraft for fiscal year 2018, which was calculated using a method that takes into account the incremental cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs, including incremental costs associated with executives that are not in control of the aircraft, reduced by any amounts paid to us by the executive in respect of personal use. Because our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of the Adient-owned or -leased aircraft, and the cost of maintenance not related to trips. Effective 2nd quarter of fiscal year 2018, personal use of aircraft was discontinued. Adient’s two aircraft were sold in September and October 2018.

(c) Company Leased Car Program: Amounts reflect costs attributable to personal use of an Adient leased vehicle.

(d) Perquisite Allowance: This amount represents an allowance of 5% of base annual salary.

(e) Employer Retirement Restoration Contributions: Amounts shown include Adient matching contributions made under the Retirement Restoration Plan because the Internal Revenue Code (the “Code”) limits such contributions under Adient’s 401(k) plan. These amounts are also reported in the Registrant Contributions column of the Non-Qualified Deferred Compensation Table at Fiscal 2018 Year-End table. No NEO received preferential or above market earnings on nonqualified deferred compensation.

(f) Miscellaneous: Amounts include Mr. McDonald’s $250,000 relocation payment per his retirement agreement and $20,765 legal fees in connection with the preparation of his retirement agreement. Mr. Marchuk received $550 for an executive physical. Mr. Foster received $14,320 for tax equalization payments made related to an expatriate assignment prior to becoming an NEO and $3,000 for an executive physical. Mr. Mitchell received $1,125,000 in severance payments, $167,967 for medical benefits replacement according to the terms of his severance agreement and $35,400 for tax equalization payments made related to an expatriate assignment prior to becoming an NEO.

Grants of Plan-Based Awards Table for Fiscal Year 2018

The following table summarizes cash-based and equity-based awards for each of the NEOs that were granted with respect to fiscal year 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Awards(4) ($/ Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Frederick A. Henderson, Interim CEO								12,543			$557,143
R. Bruce McDonald, Former Chairman and CEO	10/2/2017				36,719	73,437	146,874				$6,460,804
	10/2/2017							48,958			$4,159,961
		$918,000	$2,448,000	$6,120,000
Jeffrey M. Stafeil, Exec VP & CFO	10/2/2017				8,827	17,653	35,306				$1,553,067
	10/2/2017							11,768			$999,927
		$292,500	$780,000	$1,950,000
Neil E. Marchuk, Exec VP & CHRO	10/2/2017				5,296	10,591	21,182				$931,770
	10/2/2017							7,061			$599,973
		$245,625	$655,000	$1,637,500
Byron S. Foster, Exec VP	10/2/2017				8,474	16,947	33,894				$1,490,955
	10/2/2017							11,298			$959,991
		$300,000	$800,000	$2,000,000
Eric S. Mitchell, Exec VP	10/2/2017				8,121	16,241	32,482				$1,428,843
	10/2/2017							10,827			$919,970
		$281,250	$750,000	$1,875,000
Cathleen A. Ebacher, VP, GC & Secretary	10/2/2017				3,884	7,767	15,534				$683,321
	10/2/2017							5,178			$439,975
		$202,500	$540,000	$1,350,000

(1) These columns show the range of potential payouts for annual incentive performance awards that we describe in the section titled “Analysis of 2018 Compensation — Annual Incentive Performance Program (AIPP)” in the CD&A. Actual payout amounts are rounded up to the next whole dollar, which may result in a payout amount that exceeds the stated maximum by one dollar.

(2) These columns show the range of potential payouts for the PSUs that we described in the section titled “Analysis of 2018 Compensation — Long-Term Incentive Plan (LTI)” in the CD&A. The number of PSUs that are earned, if any, will be based on performance for fiscal years 2018 through 2020 and will be determined after the close of fiscal year 2020.

(3) The amounts shown in this column with respect to awards granted on October 2, 2017 reflect the number of RSUs that were granted to each NEO pursuant to the 2016 Adient Omnibus Incentive Plan. These grants vest ratable over three years, contingent on the NEO’s continued employment (except in the case of retirement). Mr. Henderson received fully vested Adient ordinary shares in the amount of $150,000 per month in accordance with the term sheet we entered into with him in connection with his service as interim CEO.

(4) No stock options were granted to Adient’s NEOs in fiscal year 2018.

(5) Amounts reflect the grant date fair value determined in accordance with FASB ASC Topic 718. Footnote 12 to the audited financial statements for the fiscal year ended September 30, 2018 which appear in Adient’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on November 28, 2018 includes assumptions that were used in the calculation of the equity award values.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

The following table shows, for each of the named executive officers, all Adient equity awards that were outstanding as of September 30, 2018. Dollar amounts are based on the closing price of Adient’s ordinary shares of $39.31 on the NYSE September 28, 2018.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2)	Market Value of Shares of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
	(#)	(#)	($)		(#)	($)	(#)	($)
Frederick A. Henderson, Interim CEO
R. Bruce McDonald, Former Chairman and CEO					211,119	8,091,728	140,067	5,506,034
	4,809		50.31	11/19/2023
	7,844		52.24	11/18/2024
	5,098	5,099	45.62	10/7/2025
Jeffrey M. Stafeil, Exec VP & CFO					44,109	1,690,959	43,337	1,703,577
Neil E. Marchuk, Exec VP & CHRO					67,264	2,575,198	26,923	1,058,343
Byron S. Foster, Exec VP					56,269	2,155,957	36,858	1,448,849
	599		31.77	10/1/2020
	670		29.69	10/7/2021
	1,048		28.97	10/5/2022
	995		50.31	11/19/2023
	1,255		52.24	11/18/2024
	926	928	45.62	10/7/2025
Eric S. Mitchell, Exec VP					22,695	868,122	14,648	575,774
	1,326		50.31	11/19/2023
	1,255		52.24	11/18/2024
	1,426		45.62	10/7/2025
Cathleen A. Ebacher, VP, GC & Secretary					36,212	1,386,778	18,284	718,705

(1) The options listed in this column include options converted from legacy Johnson Controls awards at the time of our spinoff from Johnson Controls. In connection with the spinoff, each legacy Johnson Controls equity-based award, including stock options and stock appreciation rights, that was outstanding immediately prior to the spinoff and held by an Adient employee, was bifurcated into an award relating to shares of legacy Johnson Controls and an award relating to Adient ordinary shares. The awards were adjusted to preserve the intrinsic value at the time of the spinoff. The other terms and conditions in place prior to the spinoff continued to apply in both cases. The options listed in this column have a grant date ten-years prior to their respective expiration dates. The options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on continuous employment (or earlier retirement).

(2) RSU vesting dates are as follows:

•

Mr. McDonald — 16,319 shares vest on October 2, 2018 (forfeit due to September 30, 2018 retirement); 16,319 shares vest on October 2, 2019 (forfeit due to September 30, 2018 retirement); 16,320 shares vest on October 2, 2020 (forfeit due to September 30, 2018 retirement); 12,837 shares vest on October 7, 2018 (partial forfeiture due to September 30, 2018 retirement is reflected in the number of shares shown in the table); 144,049 shares vest on December 12, 2018 (partial forfeiture due to September 30, 2018 retirement is reflected in the number of shares shown in the table); 63,463 shares vest on October 1, 2019 (partial forfeiture due to September 30, 2018 retirement is reflected in the number of shares shown in the table); 73,437 shares vest on October 1, 2020 (forfeit due to September 30, 2018 retirement). In total, Mr. McDonald forfeited awards covering 191,854 shares, with a value of $7,541,787 (based on the closing price of Adient’s ordinary shares of $39.31 on the NYSE on September 28, 2018 and assuming target performance in the case of PSUs), as a result of retirement

•

Mr. Stafeil — 3,922 shares vest on October 2, 2018; 7,251 shares vest on October 31, 2018; 8,139 shares vest on November 7, 2018; 24,663 shares vest on October 1, 2019; 6,494 shares vest on October 1, 2019; 3,923 shares vest on October 2, 2019; 7,472 shares vest on October 31, 2019; 8,386 shares vest on November 7, 2019; 17,653 shares vest on October 1, 2020; 6,494 shares vest on October 1, 2020; 3,923 shares vest on October 2, 2020; 6,691 shares vest on October 1, 2021; 45,919 shares vest on October 1, 2021

•

Mr. Marchuk — 2,353 shares vest on October 2, 2018; 3,766 shares vest on October 7, 2018; 21,754 shares vest on October 31, 2018; 5,179 shares vest on November 7, 2018; 15,695 shares vest on October 1, 2019; 3,896 shares vest on October 1, 2019; 2,354 shares vest on October 2, 2019; 22,413 shares vest on October 31, 2019; 5,337 shares vest on November 7, 2019; 10,591 shares vest on October 1, 2020; 3,896 shares vest on October 1, 2020; 2,354 shares vest on October 2, 2020; 4,015 shares vest on October 1, 2021; 27,551 shares vest on October 1, 2021

•

Mr. Foster — 3,765 shares vest on October 2, 2018; 1,333 shares vest on October 7, 2018; 14,503 shares vest on October 31, 2018; 6,289 shares vest on November 7, 2018; 19,058 shares vest on October 1, 2019; 6,234 shares vest on October 1, 2019; 3,766 shares vest on October 2, 2019; 14,942 shares vest on October 31, 2019; 6,480 shares vest on November 7, 2019; 16,947 shares vest on October 1, 2020; 6,234 shares vest on October 1, 2020; 3,767 shares vest on October 2, 2020; 6,424 shares vest on October 1, 2021; 44,082 shares vest on October 1, 2021

•

Mr. Mitchell —10,877 shares vest on October 31, 2018; 10,022 shares vest on October 1, 2019; 11,207 shares vest on October 31, 2019; 4,271 shares vest on October 1, 2020. In total, Mr. Mitchell forfeited awards covering 34,299 shares, with a value of $1,666,245 (based on the closing price of Adient’s ordinary shares of $48.58 on the NYSE on July 13, 2018, the last trading day prior to the date of Mr. Mitchell’s termination of employment, and assuming target performance in the case of PSUs), as a result of his termination

•

Ms. Ebacher — 1,725 shares vest on October 2, 2018; 1,257 shares vest on October 7, 2018; 10,877 shares vest on October 31, 2018; 3,329 shares vest on November 7, 2018; 10,089 shares vest on October 1, 2019; 2,857 shares vest on October 1, 2019; 1,726 shares vest on October 2, 2019; 11,207 shares vest on October 31, 2019; 3,431 shares vest on November 7, 2019; 7,767 shares vest on October 1, 2020; 2,857 shares vest on October 1, 2020; 1,727 shares vest on October 2, 2020; 2,945 shares vest on October 1, 2021; 20,204 shares vest on October 1, 2021

(3) We have calculated the market value of unvested RSUs and PSUs using the September 28, 2018 closing market price for an ordinary share, which was $39.31.

(4) The number of unvested PSUs, which will be earned or forfeited based on our performance over three fiscal years, and their market value performance based on fiscal years 2017 and 2018 actual results and fiscal years 2019 and 2020 target results.

Option Exercises and Stock Vested During Fiscal Year 2018

The following table provides information about stock options that the NEOs exercised and RSUs that vested in fiscal year 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Frederick A. Henderson, Interim CEO
R. Bruce McDonald, Former Chairman and CEO	67,757	$3,340,338	110,027	$8,735,111
Jeffrey M. Stafeil, Exec VP & CFO			15,513	$1,257,238
Neil E. Marchuk, Exec VP & CHRO			27,150	$2,257,645
Byron S. Foster, Exec VP			21,384	$1,760,700
Eric S. Mitchell, Exec VP	1,037	$17,944	24,718	$1,769,846
Cathleen A. Ebacher, VP, GC & Secretary	2,584	$127,941	14,637	$1,211,153

(1) Amounts represent the product of the number of shares an NEO acquired on vesting and the closing market price of the shares on the vesting date, plus the value of dividend equivalents released

Non-Qualified Deferred Compensation Table at Fiscal 2018 Year-End

The following table sets forth certain information with respect to participation in the Adient US LLC Non-Qualified Executive Deferred Compensation Plan by the NEOs during the fiscal year ending on September 30, 2018. Mr. Henderson did not participate in the Plan.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY(4) ($)
R. Bruce McDonald, Former Chairman and CEO	16,509,099	1,075,535	-3,205,974	–	20,072,886
Jeffrey M. Stafeil, Exec VP & CFO	1,382,923	365,517	-596,247	–	1,342,721
Neil E. Marchuk, Exec VP & CHRO	2,352,839	294,955	-1,152,517	–	1,693,977
Byron S. Foster, Exec VP	121,782	358,023	42,737	–	721,111
Eric S. Mitchell, Exec VP	1,642,140	321,256	-660,713	–	1,476,177
Cathleen A. Ebacher, VP, GC & Secretary	84,614	237,381	20,680	–	466,250

(1) Certain amounts that appear in the Non-Qualified Deferred Compensation table also appear in the Summary Compensation Table as compensation that an NEO earned in fiscal year 2018. Messrs. McDonald’s, Stafeil’s, Marchuk’s, Foster’s and Mitchell’s and Ms. Ebacher’s Executive Contributions include $359,335, $125,685, $95,194, $121,782, $91,618, $84,614, respectively, that is also reported in the Salary and Non-Equity Incentive Compensation columns in the Summary Compensation Table for fiscal year 2018.

(2) Amounts shown include the company matching contributions that we make under the Retirement Restoration Plan because the Code limits such contributions under the 401(k) plan. Messrs. McDonald’s, Stafeil’s, Marchuk’s, Foster’s and Mitchell’s and Ms. Ebacher’s Registrant Contributions include $1,075,535, $365,517, $294,955, $358,023, $321,256, $237,381, respectively, that is also reported in the All Other Compensation column of the Summary Compensation Table.

(3) The Aggregate Earnings are not “above-market or preferential earnings” and therefore we do not need to report them in the Summary Compensation Table. The Aggregate Earnings represent all investment earnings, net of fees, on amounts that an NEO has deferred. Investment earnings include amounts relating to appreciation in the price of ordinary shares, and negative amounts relating to depreciation in the price of ordinary shares, because the deferred amounts include deferred stock units, the value of which is tied to the value of ordinary shares. Aggregate Earnings also include dividends that we pay on restricted stock that has not yet vested, which we credit to an NEO’s deferred compensation account subject to vesting.

(4) The Aggregate Balance at Last FYE includes amounts transferred from legacy Johnson Controls deferred compensation plans in connection with our spin-off from Johnson Controls. Amounts included in this column that have been reported in the Summary Compensation Table since fiscal year 2016 for each NEO are: for Messrs. McDonald, Stafeil, Marchuk, Foster and Mitchell and Ms. Ebacher, $3,002,150, $668,802, $579,051, $708,190, $596,366, $321,994, respectively.

Adient maintains the following two nonqualified deferred compensation plans under which selected executives, as determined by the Compensation Committee, including NEOs, could elect to defer their compensation.

•	The Adient US LLC Executive Deferred Compensation Plan allows selected executives to defer up to 100% of their long-term performance share units and restricted stock awards.

•

The Adient US LLC Retirement Restoration Plan allows selected executives to defer 6% of their compensation that is not eligible to be deferred into the 401(k) plan because of qualified plan limits that the Code imposes. The Retirement Restoration Plan also credits participants with a company contribution equal to the difference between the amount of matching contribution made under the 401(k) plan and what such matching contribution would have been without regard to any limitation that the Code imposes on either the amount of matching contribution or the amount of compensation that can be considered, and determined as if the amount the participant deferred under the Retirement Restoration Plan had been deferred into the 401(k) plan. Each allocation period the executive’s account is also credited with an amount equal to the difference between (i) 12% of base salary and annual bonus compensation paid during such allocation period and (ii) the amount of non-elective Retirement Income Contributions actually credited to the executive’s 401(k) Plan account for the allocation period. Due to business performance, this company elective contribution was suspended for calendar year 2018 and will not be credited to employee accounts in FY2019.

Potential Payments upon Termination and Change in Control

The following table summarizes the severance and other enhanced benefits that would have been payable to the NEOs upon termination of employment or upon the occurrence of a change in control of Adient, assuming the triggering event, or events, occurred on September 28, 2018. Equity award amounts are based on the closing price of Adient’s ordinary shares of $39.31 on the New York Stock Exchange (NYSE) on September 28, 2018. The arrangements under which the severance and other enhanced benefits would have been paid are described in the footnotes to the table. In addition, the benefits received by Messrs. McDonald and Mitchell as a result of their separations are discussed in the narrative following the table.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR A CHANGE IN CONTROL
	Change In Control		Other Termination

Name / Form of Compensation	Without Qualified Term	With Qualified Term (1)	With Cause	Without Cause Involuntary (2)	Retirement (3)	Death or Disability (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Jeffrey M. Stafeil
Cash Severance	$0	$4,480,875	$0	$2,032,602	NA	$0
Benefit & Perk Continuation	$0	$1,293,903	$0	$862,602	NA	$0
Accelerated Vesting of Equity	$0	$714,633	$0	$714,633	NA	$1,704,356
Neil E. Marchuk
Cash Severance	$0	$3,749,066	$0	$1,692,330	NA	$0
Benefit & Perk Continuation	$0	$1,064,745	$0	$532,373	NA	$0
Accelerated Vesting of Equity	$0	$1,230,226	$0	$1,229,099	$0	$2,595,999
Byron S. Foster
Cash Severance	$0	$5,553,375	$0	$1,960,802	NA	$0
Benefit & Perk Continuation	$0	$1,141,203	$0	$570,602	NA	$0
Accelerated Vesting of Equity	$0	$961,921	$0	$961,580	NA	$2,173,256
Cathleen A. Ebacher
Cash Severance	$0	$3,574,916	$0	$1,501,356	NA	$0
Benefit & Perk Continuation	$0	$902,034	$0	$451,017	NA	$0
Accelerated Vesting of Equity	$0	$638,369	$0	$638,047	NA	$1,397,824

(1) In the event of a change in control and an involuntary termination other than for cause, disability or death, or a resignation for good reason, within the two years following the change in control, in each case as defined in our Severance and Change of Control Agreements and described in CD&A under the heading “Severance and Change of Control Agreements” (a “Qualified Termination”), the NEOs would be entitled to:

•

lump sum severance payment equal to three times the NEO’s annual cash compensation, which includes the NEO’s annual base salary and the average of the NEO’s annualized annual cash bonuses for the three fiscal years preceding the change in control (pursuant to our Severance and Change of Control Agreements, the average bonus amount only includes bonuses paid or earned after October 31, 2016); and a cash payment of his or her annual bonus for fiscal year 2018 (which amount is not reflected in this Potential Payments and Benefits Upon Termination or a Change In Control table as it is deemed earned as of September 30, 2018 and reported in the Summary Compensation Table)

•

cash payment equal to the lump sum value of 36 months of additional medical, dental, vision, life insurance and disability coverage, employer contributions made to the NEO’s qualified and nonqualified retirement accounts, perquisite program allowance, and employer payment for NEO’s car lease

•	accelerated vesting of the NEO’s stock options
•

accelerated vesting of unvested RSUs granted pursuant to the 2012 JCI Omnibus Incentive Plan (prior to September 2, 2016) and pro-rata vesting of unvested RSUs and PSUs granted pursuant to Adient’s 2016 Omnibus Incentive Plan

All applicable dividend equivalents of the equity awards receive the same treatment as the related equity awards. These payments are subject to possible reduction if the excise tax under Section 4999 would apply.

Specifically, if any payment to or for the benefit of the NEO, whether paid or provided pursuant to the terms of the Severance and Change of Control Agreement or otherwise (the “Payments”) would subject the NEO to an excise tax under Code Section 4999, then the aggregate present value of the benefits provided to the NEO pursuant to the Severance and Change of Control Agreement (the “Benefit

Payments”) will be reduced to an amount which maximizes the aggregate present value of Benefit Payments without causing any of the Payment to be subject to such tax by the NEO (the “Reduced Amount”). That reduction will not apply if the value of such Payments (after payment of all federal, state and local income taxes, federal employment taxes and the excise taxes due under Code Section 4999) would exceed the after-tax value of the Reduced Amount.

(2) In the event of an involuntary termination without cause or for good reason not in connection with a change in control, in each case as defined in our Severance and Change of Control Agreements and described in CD&A under the heading “Severance and Change of Control Agreements,” NEOs would be entitled to:

•	lump sum severance payment equal to 18 months of base salary continuation
•

cash payment equal to the lump sum value of 18 months of additional medical, dental, vision, life insurance and disability coverage, employer contributions made to the NEO’s qualified and nonqualified retirement accounts, perquisite program allowance, and employer payment for NEO’s car lease

•	pro-rata vesting of the NEO’s unvested stock options
•	pro-rata vesting of the NEO’s unvested RSUs and PSUs
•	all applicable dividend equivalents of the equity awards receive the same treatment as the related equity awards

(3) In the event of retirement, NEOs (only Mr. Marchuk is eligible for retirement with respect to RSUs and PSUs granted on or after October 1, 2017) would be entitled to:

•

the vesting of any unvested stock options that were granted to the NEO under the JCI 2012 Omnibus Incentive Plan that have been outstanding for at least one full calendar year after the year of grant will accelerate so that all of the options are exercisable in full (and the NEO will forfeit all other options that have not been outstanding for at least one full calendar year after the date of grant)

•

pro-rata vesting for RSUs and PSUs granted on or after October 1, 2016 and only if the NEO’s employment terminates due to retirement after the first anniversary of the grant date (based on actual performance in the case of PSUs); any RSUs or PSUs granted on or after October 1, 2016 that do not become vested as a result of the retirement shall automatically be forfeited. If the NEO engages in inimical conduct (as determined by the plan administrator) after his or her retirement; any RSUs and PSUs that have not yet been settled (or earned, in the case of PSUs) shall automatically be forfeited

•	all applicable dividend equivalents of the equity awards receive the respective treatment
•	his account balance under the Retirement Restoration Plan
•

continued vesting of restricted stock and RSUs and PSUs granted on or after October 2, 2017 (contingent on actual performance in the case of PSUs), if the NEO’s employment terminates due to retirement after the first anniversary of the grant date and the NEO is at least age 60

•	all applicable dividend equivalents of the equity awards receive the same treatment as the related equity awards
•	the NEO is entitled to his or her account balance under the Retirement Restoration Plan

(4) In the event of a death or disability, NEOs would be entitled to:

•	accelerated vesting of the NEO’s stock options so that all of the options are exercisable in full
•	full vesting of all unvested RSUs
•	a pro rata portion of unearned PSUs (based on actual performance)
•	his or her account balance under the Retirement Restoration Plan
•	all applicable dividend equivalents of the equity awards receive the same treatment as the related equity awards

R. Bruce McDonald Retirement

As previously disclosed, Mr. McDonald stepped down as Chairman and CEO effective June 11, 2018 and continued employment in a non-executive officer role as a senior advisor to the CEO until his retirement on September 30, 2018. In connection with his transition to senior advisor, Mr. McDonald entered into a retirement agreement, which set forth the terms of his advisory role. Under the retirement agreement, Mr. McDonald continued to be paid his then-current base salary and continued to be eligible to participate in the 401(k) Plan and welfare benefits plans. He also continued to participate in the perquisite allowance and car lease programs but was not eligible to receive a payment under the AIPP for the fiscal year ended September 30, 2018.

Upon his retirement, Mr. McDonald’s outstanding equity awards granted before 2017 received “retirement” vesting treatment as described in footnote 3 to the preceding table, and his equity awards granted in 2017 were forfeited. The value of the retirement vesting treatment of Mr. McDonald’s outstanding equity awards granted before 2017 was $8,661,934, assuming target performance in the case of PSUs and based on the closing price of Adient’s ordinary shares of $39.31 on the NYSE on September 28, 2018.

In total, Mr. McDonald forfeited awards covering 191,854 shares, with a value of $7,541,787 (based on the closing price of Adient’s ordinary shares of $39.31 on the NYSE on September 28, 2018 and assuming target performance in the case of PSUs), as a result of his retirement.

Mr. McDonald was not entitled to any cash severance or other severance benefits upon his retirement. Since Mr. McDonald had recently relocated to Michigan to assume the CEO role, he was paid $250,000 for relocation expenses in October 2018 to allow him to relocate. He remains subject to his existing restrictive covenants and was required to execute a release of claims to receive the benefits under the retirement agreement.

Eric S. Mitchell Separation

As previously disclosed, Mr. Mitchell’s employment ended on July 15, 2018. In connection with his departure, Mr. Mitchell entered into a separation agreement and release of all claims with us (the “Mitchell Separation Agreement”).

The Mitchell Separation Agreement provided that Mr. Mitchell would receive the following in accordance with the terms of his existing Severance and Change of Control Agreement: (a) salary replacement benefits in the amount of $1,125,000 and (b) a benefits replacement payment in the amount of $167,967. The Mitchell Separation Agreement further stated that, consistent with the Severance and Change of Control Agreement, to the extent a bonus is paid under our AIPP for the performance period ending September 30, 2018, Mr. Mitchell would receive a prorated award that is based on the portion of the performance period that he has completed at the time of his separation from service. No such bonus was earned. Additionally, and also consistent with the terms of the Severance and Change of Control Agreement, all of Mr. Mitchell’s PSUs will vest on a prorated basis based on the portion of the performance period that Mr. Mitchell has completed at the time of his separation of service, only if and to the extent the performance goals thereunder are achieved; provided, however, that the second and third tranche of his founder’s grant award of RSUs will vest as scheduled on October 31, 2018 and October 31, 2019, respectively. The value of these equity-based awards that remained outstanding, assuming target performance in the case of PSUs, based on the closing price of Adient’s ordinary shares of $48.58 on the NYSE on July 13, 2018, the last trading day prior to the date of Mr. Mitchell’s termination of employment, was $1,767,229. Following his separation from employment with Adient, Mr. Mitchell remained subject to restrictive covenants, and he also executed a release of claims in order to receive the benefits described above. In total, Mr. Mitchell forfeited awards covering 34,299 shares, with a value of $1,666,245 (based on the closing price of Adient’s ordinary shares of $48.58 on the NYSE on July 13, 2018, the last trading day prior to the date of Mr. Mitchell’s termination of employment, and assuming target performance in the case of PSUs), as a result of his termination.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee director annual compensation for fiscal year 2018 consisted of the following:

•

A retainer at an annual rate of $290,000, $145,000 of which is paid in cash and $145,000 is paid in the form of our ordinary shares at the then current market price, issued under the Adient plc 2016 Director Share Plan;

•	A committee chair fee at an annual rate of $10,000, payable in cash, for each of the chairs of the Audit Committee, Compensation Committee and Corporate Governance Committee; and

•	A Lead Director fee at an annual rate of $30,000, payable in cash, provided that a non-employee Lead Director will not receive any committee chair fees described above.

In connection with the appointment of an independent Board Chair effective October 1, 2018, the Board approved changes to our non-employee director annual compensation to add a Board Chair fee (in addition to the annual retainer described above) at an annual rate of $170,000, $85,000 of which is paid in cash and $85,000 of which is paid in the form of our ordinary shares at the then-current market price, issued under the Adient plc 2016 Director Share Plan, and to indicate that the Lead Director fee will be paid only during periods in which we have a Lead Director.

We pay the cash retainer fee and committee chair fee, and we issue the ordinary share portion of the annual retainer, in advance at or as soon as practicable after, the date of each annual general meeting of shareholders, subject to exceptions described in our Non-Employee Directors Compensation Summary and Ownership Guidelines. We paid the Lead Director fee at the time of the 2018 Annual General Meeting, and we intend to pay the Board Chair fee at the time of the Annual General Meeting. We also paid a pro rata portion of the Board Chair fee to Mr. Henderson following his appointment as our independent Board Chair in fiscal year 2019. In addition to providing the retainers described above, we reimburse non-employee directors for any reasonable expenses relating to their service as directors. Non-employee directors do not receive any additional meeting fees for attendance at meetings of the Board or its committees. A director who is also an employee of Adient receives no additional remuneration for services as a director of Adient, although Mr. Henderson was permitted to retain his previously paid annual retainer during his service as interim CEO because he continued to serve on the Board. Mr. Henderson repaid a prorated portion of the committee chair fee he received at the time of the 2018 Annual General Meeting with respect to his service as chair of the Corporate Governance Committee for the period of October 1, 2018 to March 11, 2019 because he did not serve in that role following his appointment as our Non-Executive Chair in fiscal year 2019.

We maintain a director share ownership policy that requires our directors to hold significant amounts of our ordinary shares. Our current share ownership policy requires our directors to hold an amount of Adient ordinary shares equal to five times the annual cash retainer within five years of their election or appointment to the Board. All of our directors either hold sufficient shares to comply with the share ownership policy guidelines or have additional time to acquire sufficient shares.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
John M. Barth(3)	175,009	145,000	320,009
Julie L. Bushman	145,008	145,000	290,008
Peter H. Carlin(4)	46,877	111,630	158,507
Raymond L. Conner	152,514	145,000	297,514
Richard Goodman	155,009	145,000	300,009
Frederick A. Henderson(5)	150,570	145,000	295,570
Barb J. Samardzich	145,008	145,000	290,008

(1) Amounts shown in this column reflect the cash portion of the annual retainer and the committee chair and Lead Director fees earned for service during fiscal year 2018. Because we paid these amounts quarterly in arrears until our 2018 Annual

General Meeting, at which time we transitioned to paying them annually in advance as described in the narrative preceding the table, these amounts for fiscal year 2018 include (i) a full payment for the first quarter of fiscal year 2018, (ii) a pro rata quarterly payment for the second quarter of fiscal year 2018 through the date of the 2018 Annual General Meeting and (iii) the portion of the full year payments made at the time of the 2018 Annual General Meeting attributable to services performed during fiscal year 2018. For Mr. Carlin, the amount reflects the portion of his pro rata payment made in connection with his election to the Board attributable to services performed during fiscal year 2018. The Lead Director did not receive any committee chairperson fees described above.

(2) Amounts shown in this column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The equity grant portion of the regular annual retainer was granted on March 12, 2018 with a stock price of $61.65.

(3) Mr. Barth did not receive any additional fees during his service as interim Chair, but retained his previously paid Lead Director fee.

(4) In connection with Mr. Carlin’s election to the Board, he received a pro rata portion of the $145,000 annual cash retainer and the annual $145,000 retainer that is paid in ordinary shares of Adient. Mr. Carlin’s pro rata portion of the annual retainer was granted on August 8, 2018 with a stock price of $54.38.

(5) During fiscal year 2018, Mr. Henderson served as a non-employee director and Chair of the Corporate Governance Committee until his appointment as the interim Chief Executive Officer of Adient in June 2018. Mr. Henderson retained his previously paid annual retainer while serving as the interim CEO of Adient. The director compensation paid to him in fiscal year 2018 is reported along with his other compensation in the Summary Compensation Table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our ordinary shares by persons known to us to own more than five percent of Adient ordinary shares based upon information available furnished by the identified persons to the SEC as of the Record Date.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Outstanding
Davis Selected Advisers, L.P.(1) 2949 East Elvira Road, Suite 101 Tucson, AZ 85756	10,954,876	11.7%
T. Rowe Price Associates, Inc.(2) 100 East Pratt Street Baltimore, MD 21202	6,600,657	7.0%
Blue Harbour Group, L.P.(3) 646 Steamboat Road Greenwich, CT 06830	6,550,490	7.0%
Barrow, Hanley, Mewhinney & Strauss, LLC(4) 2200 Ross Avenue, 31st Floor Dallas, TX 75201	5,947,246	6.4%

(1) The amount shown for the number of ordinary shares beneficially held by Davis Selected Advisers, L.P. was provided pursuant to the Schedule 13G/A filed July 9, 2018 with the SEC, indicating beneficial ownership as of June 30, 2018.

(2) The amount shown for the number of ordinary shares beneficially held by T. Rowe Price Associates, Inc. was provided pursuant to the Schedule 13G/A filed February 14, 2018 with the SEC, indicating beneficial ownership as of December 31, 2017.

(3) The amount shown for the number of ordinary shares beneficially held by Blue Harbour Group, L.P. was provided pursuant to the Schedule 13D/A filed May 18, 2018 with the SEC, indicating beneficial ownership as of May 18, 2018.

(4) The amount shown for the number of ordinary shares beneficially held by Barrow, Hanley, Mewhinney & Strauss, LLC was provided pursuant to the Schedule 13G filed February 13, 2018 with the SEC, indicating beneficial ownership as of December 31, 2017.

Share Ownership of Directors and Executive Officers

The following table lists beneficial ownership of our ordinary shares, as defined by SEC rules, ownership as of the Record Date for the persons and group specified. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. The address of each director, director nominee and current and former executive officer shown in the table below is c/o Adient plc, Attn: Vice President, General Counsel and Secretary, 49200 Halyard Drive, Plymouth, Michigan 48170.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned(1)	Percentage of Outstanding	Share Units(2)
John M. Barth	4,066	*	—
Julie L. Bushman	5,228	*	—
Peter H. Carlin	2,052	*	—
Raymond L. Conner	7,621	*	—
Douglas G. Del Grosso	—	*	58,133
Cathleen A. Ebacher	12,032	*	27,547
Byron S. Foster	52,283	*	49,158
Richard Goodman	4,442	*	—
Frederick A. Henderson	18,852	*	—
Neil E. Marchuk	4,531	*	101,539
Barb J. Samardzich	4,158	*	—
Mark A. Skonieczny, Jr.	1,883	*	30,206
Jeffrey M. Stafeil	2,885	*	76,421
All current directors and executive officers as a group (13 persons)	120,033	*	343,005

Former Executive Officers
R. Bruce McDonald(3)	41,010	*	391,491
Eric S. Mitchell(4)	20,180	*	62,815

* Less than 1.0%.

(1) The balance includes: (a) all ordinary shares over which the person holds or shares voting and/or investment power; and (b) the indicated number of ordinary shares which the following current and former executive officers had a right to acquire ownership of pursuant to stock options granted by Adient and exercisable currently or within 60 days of the Record Date: Mr. Foster, 6,421; Mr. Skonieczny, Jr., 740; and all current directors and executive officers as a group, 7,161; and Mr. McDonald, 22,850; Mr. Mitchell, 4,007.

(2) Reflects ordinary shares subject to unvested RSUs that will be settled in shares upon vesting, ordinary shares subject to unvested RSUs that will be deferred under Adient’s deferred compensation plan and settled in cash and share units relating to ordinary shares that were deferred under Adient’s deferred compensation plan as of the Record Date. These amounts do not represent voting rights and are not included in the amounts in the “Ordinary Shares Beneficially Owned” column.

(3) Reflects ownership information based on the Form 4 filed by Mr. McDonald with the SEC on November 29, 2017, which was the last Form 4 filed prior to Mr. McDonald’s retirement on September 30, 2018, and subsequent transactions through September 30, 2018 of which Adient is aware.

(4) Reflects ownership information based on the Form 4 filed by Mr. Mitchell with the SEC on November 21, 2017, which was the last Form 4 filed before Mr. Mitchell left Adient’s employment on July 15, 2018, and subsequent transactions through July 15, 2018 of which Adient is aware.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and certain of our officers file reports of ownership and changes of ownership of our ordinary shares with the SEC and the NYSE. We believe that during our fiscal year ended September 30, 2018 our officers and directors complied with all such filing requirements except for one Form 4 filed late for Mr. McDonald to report a transaction under our deferred compensation plan because of an administrative error.

OTHER MATTERS AT THE ANNUAL GENERAL MEETING

The Board does not know of any other matters that will be presented at the Annual General Meeting, but if other matters do properly come before the meeting, it is intended that the named proxies – Mr. Henderson and Ms. Ebacher – will vote according to their best judgment.

By Order of the Board of Directors,

Cathleen A. Ebacher

Vice President, General Counsel and Secretary

Dated: January 25, 2019

Adient plc 25-28 NORTH WALL QUAY IFSC, DUBLIN 1 IRELAND VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on March 9, 2019 (or for shares held through the Adient US LLC Savings and Investment (401K) Plan no later than 11:59 P.M. ET, on March 6, 2019). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on March 9, 2019 (or for shares held through the Adient US LLC Savings and Investment (401K) Plan no later than 11:59 P.M. ET on March 6, 2019). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E54862-P15592-Z73612 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ADIENT PLC The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain The Board of Directors recommends you vote FOR For Against Abstain proposals 2 and 3. 1a. John M. Barth ! ! ! 2. To ratify, by non-binding advisory vote, the appointment ! ! ! of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2019 and to authorize, by binding 1b. Julie L. Bushman ! ! ! vote, the Board of Directors, acting through the Audit Committee, to set the auditors’ remuneration. 1c. Peter H. Carlin ! ! ! 1d. Raymond L. Conner ! ! ! 3. To approve, on an advisory basis, our named executive ! ! ! officer compensation. 1e. Douglas G. Del Grosso ! ! ! 1f. Richard Goodman In their discretion, the proxies are authorized to vote on such ! ! ! matters as may properly come before the meeting or any adjournments thereof. 1g. Frederick A. Henderson ! ! ! 1h. Barb J. Samardzich ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E54863-P15592-Z73612 Adient plc Annual General Meeting of Shareholders March 11, 2019 1:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Frederick A. Henderson and Cathleen A. Ebacher, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of the ordinary shares of Adient plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 1:00 PM, local time on March 11, 2019, at Radisson Blu Hotel, Dublin Airport, Dublin, Ireland, and any adjournment or postponement thereof. A shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak and vote instead of him or her at the Annual General Meeting. A proxy need not be a shareholder of record. If you wish to nominate a proxy other than Frederick A. Henderson and Cathleen A. Ebacher, please contact the Office of the Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be cast. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side